                                      PROSPECTUS SUPPLEMENT TO PROSPECTUS
                                                     DATED MARCH 16, 1998
 [CLEAR CHANNEL LOGO]                           $500,000,000
                                     CLEAR CHANNEL COMMUNICATIONS, INC.
                             2 5/8% SENIOR CONVERTIBLE NOTES DUE APRIL 1, 2003
                                   Interest payable April 1 and October 1

                             ---------------------
     The 2 5/8% Senior Convertible Notes due April 1, 2003, (the "Notes") offered hereby (the "Offering") are convertible into Common Stock, $0.10 par value per share (the "Common Stock") of Clear Channel Communications, Inc. (the "Company") at any time following the date of original issuance thereof, unless previously redeemed, at a conversion price of $123.90 per share, subject to adjustment in certain events. On March 24, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $99.125 per share.

     Interest on the Notes is payable semiannually on each April 1 and October 1, beginning October 1, 1998. The Notes will mature on April 1, 2003. The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 1, 2001 at the redemption prices set forth herein plus accrued interest. See "Description of Notes -- Optional Redemption." The Notes are unsecured general obligations of the Company. Subject to certain restrictions and conditions, in the event of a Change in Control (as defined herein) each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued interest to the date of repurchase. See "Description of Notes -- Repurchase at Option of Holders Upon Change in Control."

     The Notes will be represented by one or more Global Securities (as defined herein) registered in the name of the nominee of The Depository Trust Company (the "Depositary"). Except as provided herein and in the accompanying Prospectus, Notes in definitive form will not be issued. See "Description of Notes -- Book-Entry System."

     Concurrent with the Offering, the Company is offering 6,000,000 shares of its Common Stock to the public (the "Stock Offering"). Consummation of the Offering is not contingent upon consummation of the Stock Offering and consummation of the Stock Offering is not contingent upon consummation of the Offering.
                             ---------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE S-10 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                                                            UNDERWRITING
                                                     PRICE TO              DISCOUNTS AND           PROCEEDS TO THE
                                                    PUBLIC(1)               COMMISSIONS            COMPANY(1)(2)(3)
-----------------------------------------------------------------------------------------------------------------------
Per Note....................................           100%                    1.50%                    98.50%
-----------------------------------------------------------------------------------------------------------------------
Total.......................................       $500,000,000              $7,500,000              $492,500,000
=======================================================================================================================

(1) Plus accrued interest, if any, from March 30, 1998.

(2) Before deduction of expenses payable by the Company, estimated at $250,000.

(3) The Company has granted to the Underwriters a 30 day option to purchase up to $75,000,000 aggregate principal amount of the Notes solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $575,000,000, $8,625,000, and $566,375,000, respectively.
    See "Underwriting."
                             ---------------------

     The Notes are being offered by the Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Notes in book-entry form will be made through the facilities of the Depositary on or about March 30, 1998, against payment in immediately available funds.

BT ALEX. BROWN
       CREDIT SUISSE FIRST BOSTON
               FURMAN SELZ
                       GOLDMAN, SACHS & CO.
                              LEHMAN BROTHERS
                                     MERRILL LYNCH & CO.
                                           MORGAN STANLEY DEAN WITTER
                                           NATIONSBANC MONTGOMERY SECURITIES LLC
                                                     SALOMON SMITH BARNEY
                                                          SCHRODER & CO. INC.

                  PROSPECTUS SUPPLEMENT DATED MARCH 25, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. All information set forth herein has been adjusted to reflect five-for-four stock splits effected in February 1993 and February 1994, and two-for-one stock splits effected in November 1995 and December 1996. Unless the context otherwise requires, references herein to the "Company" are to Clear Channel Communications, Inc. and its consolidated subsidiaries. Unless otherwise indicated, the information set forth herein does not give effect to the Stock Offering. Unless otherwise indicated, the information in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

     The Company, which began operations in 1972, is a diversified media company that owns or programs radio and television stations and is one of the largest domestic outdoor advertising companies based on its total advertising display inventory. In addition, the Company currently owns a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia; a one-third equity interest in the New Zealand Radio Network, which operates radio stations throughout New Zealand; a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA) ("Heftel"), a leading domestic Spanish-language radio broadcaster; and a 30% equity interest in American Tower Corporation, a leading domestic provider of wireless transmission sites.

     The radio stations currently owned or programmed by the Company are principally located in the South, Southeast, Southwest, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. The television stations currently owned or programmed by the Company are located in the South, Southeast, Northeast and Midwest. These television stations are affiliated with various television networks, including the FOX television network, the UPN television network, the ABC television network, the NBC television network and the CBS television network. Additionally, the Company operates radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia, Alabama, Tennessee, Florida and Pennsylvania. The Company's outdoor advertising properties are located primarily in the South, Southeast, Midwest, and West. During 1997, the Company derived approximately 48% of its net revenue from radio operations, approximately 22% from television operations, and approximately 30% from outdoor advertising operations. The foregoing percentages would be different had the Company's acquisitions described below in "Recent Developments" been consummated as of January 1, 1997. See "Recent Developments" in the Prospectus Supplement Summary.

     The Company has its principal executive offices at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: 210-822-2828).

                                COMPANY STRATEGY

     The Company's overall strategy is to acquire and develop a diverse array of media assets which enable the Company to assist its customers in employing the most effective and cost-efficient methods to market their products and services. Accordingly, the Company has assembled a diversified array of assets encompassing radio broadcasting, television broadcasting and outdoor advertising. The Company plans to use this diversified collection of assets, along with the operating expertise of its management, to continue generating substantial internal growth. The Company believes it can augment this internal growth with the opportunistic acquisition of additional media assets. Such potential acquisitions will be evaluated based on their strategic value to the Company and their potential to deliver attractive rates of return to the Company's shareholders and to add revenue and cash flow to its operating results as well as to improve the performance of the Company's existing assets. Historically, the Company has been able to generate significant returns for its investors while maintaining financial flexibility through the prudent use of leverage. The Company believes that this prudent use of leverage has also contributed to the Company's relatively low cost of capital. The Company believes that focusing on its clients' goals, creating a sales-intensive operating organization, and maintaining a conservative financial position are synergistic aspects of its operating strategy.

     The Company believes that the potential exists for cooperation between its various business segments and that it can help its customers market their products and services more effectively and efficiently by offering greater flexibility in the choice of media outlets for marketing messages. The Company is now able to offer additional advertising solutions for its customers in those markets where it simultaneously operates radio stations with television stations or outdoor advertising displays. In this way, the Company believes that its combination of assets will allow it to offer greater value to its customers. Additionally, the Company intends to use its various business segments to cross-promote one another when possible.

     Broadcast Strategy. The Company's broadcast strategy is to identify and acquire under-performing stations on favorable terms and to utilize management's extensive operating experience to improve the performance of such stations through effective programming, reduction of costs and aggressive promotion, marketing and sales. In addition, the Company employs a marketing strategy that emphasizes sales directly to local customers rather than through advertising agencies and other intermediaries. The Company believes that this focus has enabled its stations to achieve market revenue shares exceeding their audience shares.

     The Company believes that clustering broadcasting assets together in markets leads to substantial operating advantages. The Company attempts to cluster radio stations in each of its principal markets believes that, by controlling a larger share of the total advertising inventory in a particular market, it can offer advertisers more attractive packages of advertising options. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams and eliminate duplicative operating and overhead expenses. Within its television group, the Company's goal is to own and program one station in each of its markets and to program an additional station under a Local Marketing Agreement ("LMA") in each such market. In seven of its television markets, the Company already programs an additional television station under an LMA.

     Outdoor Advertising Strategy. The Company's outdoor advertising strategy is to expand its market presence in the outdoor advertising business and improve its operating results by (i) managing the advertising rates and occupancy levels of its displays to maximize market revenues; (ii) attracting new categories of advertisers to the outdoor medium through significant investments in sales and marketing resources; (iii) increasing focus on local advertising sales; (iv) constructing new displays and upgrading its existing displays; (v) taking advantage of technological advances which increase both sales force productivity and production department efficiency; (vi) acquiring additional displays in its existing markets and expanding into additional markets where the Company already has a broadcasting presence as well as into the country's largest media markets and their surrounding regional areas; and (vii) making opportunistic acquisitions of displays in new markets. The Company believes this strategy enhances its ability to effectively respond to advertisers' needs.

     To support this outdoor advertising operating strategy, the Company has decentralized its operating structure related to outdoor advertising in order to place authority, autonomy and accountability at the market level and provide local management with the tools necessary to oversee sales, display development, administration and production and to identify suitable acquisition candidates. The Company also maintains a fully-staffed sales and marketing office in New York which services national outdoor advertising accounts and supports the Company's local sales force in each market. The Company believes that one of its strongest competitive advantages is its unique blend of highly experienced corporate and local market management.

                              RECENT DEVELOPMENTS

GRUPO ACIR ACQUISITION

     On March 12, 1998, the Company entered into a definitive agreement to acquire 40% of the equity of Grupo Acir Communicaciones, S.A. de C.V. ("Grupo Acir") for $57,500,000 (the "Grupo Acir Acquisition"). Grupo Acir is one of the largest radio broadcasters in Mexico. It owns and or programs through affiliations 164 stations serving 72 markets in Mexico. Of the 164 stations, 65 are owned and operated by

Grupo Acir and 99 are affiliated with one of its eight national digital networks. Seven of these owned stations are located in Mexico City, Mexico's largest media market.

     Due to constraints under Mexican Law, the Company's investment is being made through a Mexican trustee which will vote the Company's shares. Consummation of the Grupo Acir Acquisition is subject to numerous closing conditions, including, without limitation, the receipt of all required regulatory approvals of the Mexican government. The Grupo Acir Acquisition, if consummated, will not be consummated prior to the consummation of the Offering. See "Risk Factors -- Grupo Acir Acquisition."

MORE GROUP ACQUISITION

     On March 5, 1998, the Company agreed to make a cash offer (the "More Group Acquisition") for all of the issued and to be issued shares of More Group Plc, an outdoor advertising Company organized under the laws of the United Kingdom ("More Group"), for L10.425 per share (approximately $17.20 per share on March 5, 1998). As of such date, the aggregate consideration for all of such shares was approximately $735.7 million. This offer was recommended to More Group shareholders by More Group's board of directors. More Group operates in 22 countries and has approximately 90,000 display faces, including approximately 50,000 street furniture panels and approximately 40,000 billboards.

     Consummation of the More Group Acquisition is subject to acceptance by the holders of at least 90% of the total shares of More Group or such lesser percentage as the Company may decide. This condition will not be satisfied unless the Company shall have acquired or agreed to acquire More Group shares carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of More Group. The More Group Acquisition is also subject to the receipt of all necessary approvals, including regulatory approvals, there being no material adverse change in the business of More Group and its subsidiaries taken as a whole and numerous other conditions. The More Group Acquisition, if consummated, will not be consummated prior to the consummation of the Offering. See "Risk Factors -- More Group Acquisition."

UNIVERSAL OUTDOOR MERGER

     On October 23, 1997, the Company and Universal Outdoor Holdings, Inc. ("Universal") entered into a Merger Agreement (the "Merger Agreement"). Universal is a leading outdoor advertising company operating approximately 34,000 advertising display faces predominantly in the Midwest, Northeast and Southeast. Pursuant to the Merger Agreement, a wholly-owned subsidiary of the Company will be merged with and into Universal, with Universal continuing as the surviving corporation and a wholly owned subsidiary of the Company (the "Universal Merger"). On February 6, 1998, the stockholders of Universal voted to approve the Universal Merger.

     Subject to the terms and conditions of the Merger Agreement, each share of Universal common stock outstanding immediately prior to the consummation of the Universal Merger will be converted into 0.67 shares of the Company's Common Stock. Outstanding warrants and options to acquire shares of Universal common stock held by certain senior level employees of Universal will be canceled in exchange for shares of the Company's Common Stock. It is anticipated that approximately 19.3 million shares of the Company's Common Stock will be issued in the Universal Merger, representing approximately 16.4% of the shares of the Company's Common Stock expected to be outstanding after the Universal Merger, excluding the Stock Offering.

     In connection with the Universal Merger, Daniel L. Simon, the current President and Chief Executive Officer of Universal, entered into an employment agreement with the Company pursuant to which he will become, upon consummation of the Universal Merger, the Vice Chairman and Chief Operating Officer of Universal, Eller Media Corporation, a subsidiary of the Company ("Eller Media"), their respective subsidiaries and affiliate companies and any successor company or affiliates of the Company which are in the business of outdoor advertising.

     Consummation of the Universal Merger is subject to numerous closing conditions, including the receipt of all regulatory approvals and other necessary approvals. The Universal Merger, if consummated, is not likely to be consummated prior to the closing of the Offering. See "Risk Factors -- Universal Merger."

PAXSON RADIO ACQUISITION

     On October 1, 1997, the Company acquired six radio news and sports networks and approximately 350 outdoor advertising display faces from Paxson Communications Corp. ("Paxson"), and on December 8, 1997, the Company acquired 43 radio stations from Paxson and certain affiliates of Paxson (the "Paxson Radio Acquisition"). The total purchase price for such acquisitions was approximately $629 million in cash. Prior to the consummation of the acquisition of the radio stations on December 8, 1997, the Company entered into a commercial time brokerage agreement with respect to most of such radio stations and commercial time sales agreements with respect to certain other radio stations. All of the radio stations and display faces referred to above are located in Florida except for four radio stations located in Tennessee.

     In connection with the acquisitions of seven of the radio stations from Paxson in the Jacksonville, Florida and the Mobile, Alabama/Pensacola, Florida markets, the Company received temporary waivers of the Federal Communications Commission's ("FCC") one-to-a-market rule which generally prohibits the common ownership of radio and television stations in the same market. Such waivers are conditioned upon the outcome of the FCC's pending ownership attribution rulemaking proceeding. Some divestitures could be required at the conclusion of the rulemaking proceeding. Should divestitures be necessary, the Company will be required to submit applications to the FCC seeking consent to sell any nonconforming stations within six months following finality of the rulemaking.

     On December 8, 1997, the Company acquired options from Paxson to purchase a radio station in Tampa, Florida and a radio station in Pensacola, Florida for a total of approximately $3 million in cash. The Company and Paxson are parties to commercial time sales agreements with respect to such stations. The Company presently intends to exercise its option to acquire the radio station in Tampa, Florida for approximately $1 million and has divested an existing radio station it owned in Tampa in order to obtain FCC approval of the exercise of such option.

ELLER MEDIA ACQUISITION

     On April 10, 1997, the Company acquired approximately 93% of the then outstanding stock of Eller Media for a total consideration of approximately $627 million, consisting of approximately $329 million in cash and 6,643,636 shares of the Company Common Stock (approximately $298 million in the Company Common Stock based on a price per share of $44.8625 per share) (the "Eller Media Acquisition"). Immediately following the consummation of the Eller Media Acquisition, the Company retired approximately $417 million of Eller Media's outstanding bank debt through borrowings under the Credit Facility. In addition, the Company issued options (with an estimated fair value of approximately $51 million) to purchase 1,468,182 shares of the Company Common Stock in connection with the assumption of Eller Media's outstanding stock options. The Company also agreed to issue 147,858 shares of Common Stock pursuant to certain phantom stock plan obligations assumed by the Company as part of the Eller Media Acquisition. The holders of the approximately 7% of the then outstanding capital stock of Eller Media not purchased by the Company have the right to require the Company to acquire such stock for 1,081,469 shares of the Company's Common Stock until April 10, 2002. From and after April 10, 2004 (or before such date upon the occurrence of certain events), the Company will have the right to acquire this minority interest stake in Eller Media for 1,081,469 shares of Common Stock. On April 29, 1997, Karl Eller, the Chief Executive Officer of Eller Media, was appointed to the Company's Board of Directors. Mr. Eller currently is employed by the Company to run Eller Media as a subsidiary of the Company pursuant to an employment contract which is due to expire on August 18, 1999. In addition, Mr. Eller and other members of the Eller Media management team have a significant stake in the Company's stock options through the conversion of existing Eller Media stock options into options to purchase the Company's Common Stock.

OTHER COMPLETED AND PENDING ACQUISITIONS

     During the period from December 31, 1997 through March 12, 1998, the Company completed the acquisition of 21 additional radio stations for approximately $110.7 million in five markets and completed the acquisition of or obtained the rights to lease 4,592 display faces for approximately $103.5 million in nine markets.

     During the period from December 31, 1997 through March 12, 1998, in addition to the pending Universal Merger and More Group Acquisition, the Company entered into definitive agreements to purchase 16 display faces for approximately $2.2 million in four markets. In addition, acquisitions to purchase four additional radio stations for approximately $9.8 million in two markets are pending pursuant to definitive agreements executed prior to December 31, 1997. All of these acquisitions of broadcast properties are subject to the approval of the FCC and, in some cases, the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), as well as certain other closing conditions.

                                  THE OFFERING

Securities.................  $500,000,000 aggregate principal amount of 2 5/8%
                             Senior Convertible Notes due 2003 (the "Notes").

Maturity Date..............  April 1, 2003

Interest Payment Dates.....  Interest on the Notes will be payable in cash semi-annually on each April 1 and October 1, commencing on October 1, 1998.

Conversion Rights..........  The Notes are convertible into shares of Common
                             Stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $123.90 per share, subject to adjustment in certain circumstances. See "Description of Notes -- Conversion of Notes."

Sinking Fund...............  None.

Redemption at the Option of
the Company................  The Notes are not redeemable by the Company until
                             April 1, 2001. Thereafter, the Notes will be redeemable, at any time, on at least 15 days' notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. See "Description of Notes -- Optional Redemption by the Company." The Notes are not entitled to any sinking fund.

Repurchase at the Option of
  Holders upon Change in
  Control..................  In the event a Change in Control (as defined herein) occurs, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued interest to the repurchase date. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof or that the Company would be permitted to repurchase the Notes under its then-existing credit arrangements. See "Description of
                             Notes -- Repurchase at Option of Holders upon Change in Control" and "Risk Factors -- Limitation of Repurchase of Notes upon Change in Control."

Ranking....................  The Notes are senior unsecured obligations of the
                             Company, rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and are effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. The Indenture does not restrict the Company's ability to incur indebtedness or additional indebtedness of the Company's subsidiaries.

Denomination and
Registration of Notes......  The Notes are represented by a global security (the
                             "Global Security") in full registered form, without coupons, which will be deposited with a custodian for, and registered in the name of the Depositary in the City of New York. Beneficial interests in the Global Security will be shown on and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Unless certain conditions specified in the Indenture are met, certificated Notes will not be issued in exchange for beneficial interests in the Global Security. See "Description of
                             Notes -- Global Securities" and "-- Book Entry System."

Use of Proceeds............  The net proceeds to be received by the Company from the sale of the Notes offered hereby, after deducting the discount to the Underwriters and other estimated expenses payable by the Company, are approximately $492.3 million. The Company intends to use such net proceeds to repay a portion of the outstanding indebtedness under the Company's revolving credit facility with a group of banks (the "Credit Facility").

Common Stock Trading.......  The Common Stock is traded on the NYSE under the symbol "CCU."

                                  RISK FACTORS

     Prospective purchasers of the Notes should consider carefully the factors set forth below, as well as the other information contained in this Prospectus Supplement and the Prospectus. The Company cautions the reader, however, that this list of factors may not be exhaustive.

UNIVERSAL MERGER

     Consummation of the Universal Merger is subject to numerous conditions, including the receipt of all regulatory approvals. The combined enterprise may be required to divest assets or submit to various operating restrictions in order to obtain the authorizations and approvals necessary to consummate the Universal Merger or to ensure that governmental authorities do not seek to block the Universal Merger. Such divestitures could be material to the business of the combined enterprise or have a material adverse effect on the results of operations of the combined entity. There can be no assurance that the consummation of any such divestiture could be effected at a fair market price or that the reinvestment of the proceeds or exchange of assets therefrom would produce for the combined enterprise either an operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise. On March 10, 1998, the Antitrust Division tentatively agreed to the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if the Company makes divestitures of certain display faces in certain of its markets. The Company is currently negotiating a definitive agreement with a third party with respect to such divestitures. The Company believes that such divestitures will not be material. However, there can be no assurance that a definitive agreement will be executed with such party or that the transactions contemplated therein will be consummated. Therefore, there can be no assurance that the Universal Merger will be consummated in a timely manner or on the terms described herein, if at all. See "Recent Developments -- Universal Merger" in the Prospectus Supplement Summary.

MORE GROUP ACQUISITION

     Consummation of the More Group Acquisition is subject to numerous closing conditions, including the acceptance by the holders of at least 90% of the total shares of More Group, the receipt of all necessary approvals including regulatory approvals, and there being no material adverse change in the business of the More Group and its subsidiaries taken as a whole. Therefore, there can be no assurance that the More Group Acquisition will be consummated in a timely manner or on the terms described herein, if at all. See "Recent
Developments -- More Group Acquisition" in the Prospectus Supplement Summary.

GRUPO ACIR ACQUISITION

     Consummation of the Grupo Acir Acquisition is subject to numerous closing conditions, including, without limitation, the receipt of all required regulatory approvals of the Mexican government. Therefore, there can be no assurance that the Grupo Acir Acquisition will be consummated in a timely manner or on the terms described herein, if at all. See "Recent Developments -- Grupo Acir Acquisition" in the Prospectus Supplement Summary.

INTEGRATION OF THE BUSINESSES OF CLEAR CHANNEL, UNIVERSAL AND MORE GROUP

     As a result of the Universal Merger and the More Group Acquisition, the management of the Company will be required to assimilate the operations of Universal and More Group into the operations of the Company. However, there can be no assurance that the management of the Company will be able to integrate successfully the operations of Universal or More Group with those of the Company or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on the Company's business, operating results or financial position. Moreover, the Universal Bonds (as defined herein) and Universal's credit facility, to the extent they remain outstanding following consummation of the Universal Merger, contain restrictive covenants which may limit the ability of the Company to integrate the separate operations. See
"-- Restrictions Imposed by Universal's Indebtedness." Additionally, there can be no assurance that the operations, management and personnel of the Company, Universal and More Group will be compatible or that a loss of key personnel will not occur.

SIGNIFICANT SHAREHOLDERS

     The two principal shareholders of the Company, L. Lowry Mays, Chairman, Chief Executive Officer and a director of the Company, and B. J. McCombs, a director of the Company, beneficially own approximately 26.8% of the outstanding shares of the Company's Common Stock (22.4% assuming consummation of the Universal Merger). As a result, Messrs. Mays and McCombs will be able to exert significant influence over the outcome of elections of the Company's directors and other matters requiring the vote or consent of the shareholders of the Company. The Company and Messrs. Mays and McCombs are parties to a Buy-Sell Agreement restricting the disposition of shares of the Common Stock owned by Messrs. Mays and McCombs.

FINANCIAL LEVERAGE

     At December 31, 1997, the Company had borrowings under the Credit Facility and other long term debt outstanding of approximately $1,540.4 million and stockholders' equity of $1,746.8 million and had $497.5 million available for borrowings under the Credit Facility. As of December 31, 1997, Universal had approximately $507.6 million of long-term debt outstanding. As of December 31, 1997, More Group had approximately $95.3 million (based on the exchange rate as of such date) of long-term debt outstanding as set forth in accordance with the generally accepted accounting principles of the United Kingdom. The Company has borrowed and expects to continue borrowing to finance acquisitions of broadcasting and other media-related and outdoor advertising properties and for other corporate purposes. The Company expects to borrow under the Credit Facility to consummate the purchase of shares in the More Group Acquisition. On April 10, 1997, in connection with the Eller Media Acquisition, the Company amended its Credit Facility, increasing the amount it may borrow to $1.750 billion at floating rates (currently LIBOR plus 0.325%). Future acquisitions of radio and television stations and other media-related and outdoor advertising properties are expected to be financed from increased borrowings under the Credit Facility, other debt or equity financing and cash flow from operations. See "-- Risk of Acquisition Strategy; Capital Requirements."

     Because of the amount of the Company's indebtedness, a significant portion of the Company's operating income is required for debt service. The degree of the Company's leverage could make it vulnerable to an increase in interest rates or a downturn in the operating performance of its media assets or in general economic conditions. The Credit Facility contains certain financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios.

GOVERNMENT REGULATION

     Broadcasting. The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties the Company may own. The Telecommunications Act of 1996 (the "1996 Act"), which became law on February 8, 1996, creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act.

     The Company's broadcasting business will continue to be dependent upon maintaining broadcasting licenses issued by the FCC, which are issued for a maximum term of eight years. There can be no assurance that future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company's business, financial condition and results of operations. For example, the FCC currently is considering whether to revise its policy with regard to television LMAs and there can be no guarantee that the Company will be able to program stations under existing LMAs for the remainder of their current terms, extend existing LMAs beyond their current terms, or to enter into LMAs in other markets in which the Company owns and operates television stations.

     Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

     The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain.

     Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. Some local jurisdictions, within the Company's existing markets (Houston and San Francisco) have adopted amortization ordinances. The Houston ordinance has been the subject of litigation for over five years and is currently not being enforced. The Company believes that its operations will not be materially affected by this ordinance even if it is enforced. The Company's operations have not been materially affected by the San Francisco amortization ordinances since its signs conform to effective ordinances and state law currently prevents the effectiveness of other ordinances which require removal of signs without compensation. There can be no assurance that the Company will be successful in negotiating acceptable arrangements in circumstances in which its displays are subject to removal or amortization, and what effect, if any, such regulations may have on the Company's operations.

     In addition, the Company is unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government could have a material adverse effect on the Company.

     Tobacco and Alcohol Advertising. In August 1996, the U.S. Food and Drug Administration ("FDA") issued final regulations governing certain marketing practices in the tobacco industry, including a prohibition of tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and a requirement that all tobacco product advertisements on billboards be in black and white and contain only text. These regulations, which were due to become effective in August 1997, were challenged by members of the tobacco and advertising industry in a lawsuit brought in North Carolina federal district court. In that case, the court upheld the authority of the FDA to regulate tobacco products by limiting the accessibility of such products to persons under 18 years of age and by requiring tobacco manufacturers to label such products in accordance with FDA regulations. Nevertheless, the court struck down the FDA restrictions on the promotion and advertising of tobacco products. Both the industry and the FDA have appealed this decision. Arguments before the Fourth Circuit were heard on August 11, 1997, and it is unclear what action an appellate court will take in this matter. To date, the FDA's regulations covering promotion and advertising of tobacco products have not become effective and no decision by the court has been reached. On a pro forma basis assuming the Eller Media Acquisition occurred on January 1, 1997, less than 12% and 5% of the Company's outdoor advertising 1997 net revenues were derived from tobacco and alcohol advertising, respectively.

     Regardless of whether the FDA is found to have jurisdiction over promotion and advertising of tobacco, and thus have the ability to place limits on billboard advertising, it appears that the FTC has begun to take regulatory action in this area. The FTC has wide-ranging authority over advertising practices, and it is within its regulatory authority to investigate unfair and deceptive trade practices, including advertising, pertaining to FDA-regulated products. In May 1997, the FTC charged the R.J. Reynolds Company ("R.J. Reynolds") with unfair trade practices regarding the promotion of tobacco products to children through the use of the "Joe Camel" advertising campaign. The FTC sought an order that would, among other things, prohibit R.J. Reynolds from using the "Joe Camel" campaign to advertise to children and require R.J. Reynolds to institute corrective advertising to discourage persons under age 18 from smoking. In July 1997, it was reported that R.J. Reynolds decided to terminate the "Joe Camel" campaign. The remaining issues in the litigation are still pending. Although the action against R.J. Reynolds was not focused directly on billboard advertising, it is possible that because of increasing regulatory and political pressure the FTC will take further action to limit the content and placement of outdoor advertising, including, without limitation, the content and placement of outdoor advertising relating to the sale of tobacco products to children.

     Outdoor advertising of tobacco products also may be affected by state law or city regulations. For example, California and Texas have passed legislation to restrict tobacco billboard advertising near locations frequented by children. The Texas law levies a tax on tobacco billboards to raise money for tobacco education programs. As a result of lawsuits brought in Texas and Florida, several tobacco companies have entered settlement agreements with these respective state governments. Part of the settlement agreement in Texas includes the elimination of billboard and other outdoor advertising of tobacco products. This agreement may be superseded by the national settlement agreement pending before Congress. The settlement agreement in Florida also calls for the discontinuation of all billboard advertising for tobacco products in the state. The Florida ban on billboard advertising reportedly went into effect on February 9, 1998. Other states are considering state-wide bans on tobacco billboard advertising or may do so in the future.

     With regard to city governments, in 1995, the Court of Appeals for the Fourth Circuit upheld the validity of a Baltimore, Maryland city ordinance prohibiting the placement of outdoor advertisements of cigarettes in publicly visible locations, such as billboards, signboards and sides of buildings. Subsequently, the United States Supreme Court declined to review an appeal of this case. Following the Baltimore ordinance, several city governments have introduced legislation to ban outdoor tobacco advertising near schools and other locations where children are likely to assemble or to ban tobacco billboard advertising citywide. The City of Chicago, Illinois, where the Company transacts business, has recently enacted a ban on tobacco and alcohol billboard advertising in certain parts of the city. The Chicago ordinance is being challenged in court on constitutional free-speech grounds. In addition, the City Council of New York City, New York recently passed a bill which bars outdoor tobacco advertising within 1,000 feet of schools, playgrounds, day care centers, youth centers and amusement arcades.

     Some cities are proposing even broader restrictions. For instance, a San Francisco, California Board of Supervisors committee recently proposed a complete ban on outdoor tobacco advertising, including a ban on billboards, kiosks and even private business window displays. Milwaukee, Wisconsin has proposed an ordinance that would ban outdoor advertising for tobacco products in most public places, except interstate highways, industrial areas, and sport and convention sites. The Milwaukee ordinance also would prohibit convenience stores from displaying tobacco-related posters in windows and would limit tobacco-related signs inside stores to black and white ads with no artwork.

     County governments also have taken action in this area. A local council in Anne Arundel County, Maryland voted to ban most tobacco billboard advertising in the county. Similarly, Clark and Skamania Counties in Washington State have issued regulations prohibiting tobacco billboard advertising from areas that youths frequent, such as schools and parks. Finally, King County, Washington and a company that owns almost all of the billboard display faces in the county have entered into an agreement whereby the company will voluntarily discontinue all tobacco advertising on billboards throughout the county. It is likely that other state, city, or local governments have or will pass similar ordinances to limit outdoor advertising of tobacco products in the future.

     In addition to the decisions mentioned above, certain cigarette manufacturers who are defendants in numerous class action suits throughout the U.S. have proposed an out of court settlement with respect to such suits that includes restrictions on billboard advertising by these and other cigarette manufacturers. It has been reported that, as a part of the proposed settlement, the tobacco industry will agree to a complete ban on all outdoor advertising, such as on billboards, in stadiums and in store window displays. The proposed settlement agreement is pending before Congress. President Clinton and Congressional leaders have met to discuss bipartisan cooperation on tobacco control legislation in an effort to work out a compromise. It appears that restrictions on tobacco billboard advertising may be implemented through legislation, although some have argued that it would be unconstitutional for Congress to impose such restrictions without the consent of the tobacco industry. If legislation is not enacted, it is likely that restrictions on billboard advertising nevertheless will be achieved through consensual agreement between the tobacco industry and state and federal governments.

     There can be no assurance as to the effect of these regulations, potential legislation or settlement discussions on the Company's business and on their net revenues and financial position. A reduction in billboard advertising by the tobacco industry would cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of outdoor advertising rates in each of the Company's outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time.

     Any regulatory change or settlement agreement restricting the Company's or the tobacco industry's ability to utilize outdoor advertising for tobacco products could have a material adverse effect on the Company.

     Antitrust. An important element of the Company's growth strategy involves the acquisition of additional radio stations and other media-related and outdoor advertising properties, many of which are likely to require antitrust review by the FTC and the Antitrust Division prior to such acquisition. Following passage of the 1996 Act, the Antitrust Division has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and the acquisition involves another radio station in the same market. Recently, the Antitrust Division has obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The Antitrust Division has also been active in reviewing proposed acquisitions of outdoor advertising properties. There can be no assurance that the Antitrust Division or the FTC will not seek to bar the Company from acquiring additional radio or television stations or other media-related and outdoor advertising properties in any market where the Company already has a significant position. In addition, to the extent the Company makes acquisitions of international broadcasting properties or display faces, the Company will also be subject to the antitrust laws of foreign jurisdictions.

     Environmental. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. Historically, compliance with such laws and regulations has not had a material adverse effect on the Company's business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require the Company to make significant expenditures in the future.

RISK OF ACQUISITION STRATEGY; CAPITAL REQUIREMENTS

     The Company intends to pursue growth through the opportunistic acquisition of domestic and international broadcasting companies, radio and television station groups, individual radio and television stations, outdoor advertising companies, individual outdoor advertising display faces or other assets that the Company believes are best suited to the purpose of assisting its customers in marketing their products and services. The Company routinely reviews potential acquisitions. It is likely that the Company will continue to experience significant expansion in the future. As a result, the Company's management will be required to effectively manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties. The Company's acquisition strategy involves numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies or stations. There can be no assurance such acquisitions will benefit the Company. See "Company Strategy" in the Prospectus Supplement Summary.

     The Company will face competition from other broadcasting and outdoor advertising companies for available acquisition opportunities. If the prices sought by sellers of broadcasting and outdoor advertising properties increase significantly, the Company may find fewer acceptable acquisition opportunities. In addition, payment of the purchase price of possible acquisitions could require the Company to incur additional debt or seek to obtain equity financing. The incurrence of additional debt could increase the Company's leverage, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures. See "-- Financial Leverage." Additional equity financing could result in dilution to the existing holders of the Common Stock. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to the Company or that any businesses or assets that are acquired can be integrated successfully into the Company.

     The Company continually evaluates strategic opportunities both within and outside its existing lines of business. The Company expects from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

COMPETITION; BUSINESS

     The Company's three business segments are in highly competitive industries. The Company's radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the Company's revenue in that market. Future operations are subject to many variables which could have an adverse effect upon the Company's financial performance including economic conditions, both general and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenues.

NEW TECHNOLOGIES

     The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM broadcasts. The Company is unable to predict the effect any such new technology will have on the Company's financial condition or results of operations. On April 3, 1997, the FCC announced that it had adopted rules that will allow television broadcasters to provide digital television ("DTV") to consumers. The FCC also adopted a table of allotments for DTV, which will provide eligible existing broadcasters with a second channel on which to provide DTV service. On February 23, 1998, in response to numerous petitions for reconsideration, the FCC announced its adoption of orders affirming, with some modifications, the FCC's April 3, 1997 decisions. The FCC's DTV allotment plan is based on the use of a "core" DTV spectrum between channels 2-51. Ultimately, the FCC plans to recover the channels currently used for analog broadcasting and will decide at a later date the use of the spectrum ultimately recovered. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high definition" programming or, initially, to simulcast their analog programming on the digital channel. Affiliates of ABC, CBS, NBC and FOX in the top 10 television markets will be required to be on the air with a digital signal by May 1, 1999. Affiliates of those networks in markets 11-30 will be required to be on the air with a digital signal by November 1, 1999, and remaining commercial broadcasters by May 1, 2002. The FCC stated that broadcasters will remain public trustees and that it will issue a notice to determine the extent of broadcasters' future public interest obligations. The Company will incur considerable expense in the conversion to DTV and is unable to predict the extent or timing of consumer demand for any such DTV services.

RESTRICTIONS IMPOSED BY UNIVERSAL'S INDEBTEDNESS

     The indentures (the "Universal Indentures") governing Universal's 9 3/4% Senior Subordinated Notes due 2006 and 9 3/4% Series B Senior Subordinated Notes due 2006 (the "Universal Bonds") contain restrictions on the ability of Universal Outdoor, Inc., the wholly-owned operating subsidiary of Universal ("UOI"), to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions and enter into transactions with affiliated entities. UOI currently has approximately $325 million aggregate principal amount of Universal Bonds outstanding. Under the Universal Indentures governing the Universal Bonds, the Universal Merger will constitute a Change of Control (as defined therein) requiring Universal to permit holders of such Bonds to put them to Universal for consideration equal to 101% of the face amount thereof (plus accrued and unpaid interest). In the event that all of the Universal Bonds were put, the Company would have to provide the funding necessary to satisfy such obligations. There can be no assurance that the Company would have the funds available to satisfy such obligations. In the event that such put rights are not exercised in full, the remaining outstanding Universal Bonds would continue to contain restrictive covenants that may limit the ability of the Company to integrate the separate outdoor advertising businesses. If the Company were to attempt to repurchase the Universal Bonds, the holders of such Bonds would likely require the Company to pay a substantial premium to the face value. There can be no assurance that the Company would have adequate funds to repurchase the Universal Bonds or that the bondholders would tender their Universal Bonds in response to any offer. There can be no assurance that UOI and its subsidiaries will be able to comply with the provisions of the Indentures, and such provisions may restrict the ability of Universal to dividend its earnings to the Company or any of its subsidiaries and may restrict the ability of Universal and the Company to integrate their operations. In addition, if upon consummation of the Universal Merger, the Company does not refinance Universal's existing credit facility, Universal would continue to be subject to the restrictive covenants set forth therein. See "-- Integration of the Businesses of Clear Channel, Universal and More Group."

INTERNATIONAL BUSINESS RISKS

     The Company currently derives a portion of its earnings from international operations. The risks of doing business in foreign countries include potential adverse changes in the diplomatic relations of foreign countries with the United States, hostility from local populations, adverse effects of currency exchange controls, restrictions on the withdrawal of foreign investment and earnings, government policies against businesses owned by non-nationals, expropriations of property, the potential instability of foreign governments and the risk of insurrections that could result in losses against which the Company is not insured. The Company's international operations also are subject to economic uncertainties, including, among others, risks of renegotiation or modification of existing agreements or arrangements with governmental authorities, foreign exchange restrictions and changes in taxation structure.

EXCHANGE RATE RISK

     A portion of the Company's earnings are derived from international operations and a portion of the Company's assets are invested overseas. Accordingly, fluctuations in the values of foreign currencies and in the value of the U.S. dollar may cause currency translation losses for the Company or reduced earnings, or both. The Company cannot predict the effect of exchange rate fluctuations upon future operating results.

LIMITATION ON REPURCHASE OF NOTES UPON CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture or the terms of other agreements relating to borrowings, as such agreements may be entered into, replaced, supplemented or amended from time to time. If the Company is prohibited from repurchasing the Notes, such failure would constitute an Event of Default under the Indenture which may, in turn, constitute a further default under the Company's existing or future agreements relating to other indebtedness. See "Description of Notes -- Repurchase at Option of Holders upon Change in Control."

CERTAIN FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the Prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act"). Discussions containing such forward-looking statements may be found in the material set forth under "The Company," as well as within the Prospectus Supplement and the Prospectus generally. In addition, when used in this Prospectus Supplement or the Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth herein and the matters set forth in the Prospectus Supplement or the Prospectus generally. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby are approximately $492.3 million. The Company will use the net proceeds to repay borrowings outstanding under the Credit Facility, to finance acquisitions and for general corporate purposes. As of December 31, 1997, a total of approximately $1,215.2 million in borrowings was outstanding under the Credit Facility and the effective interest rate thereon was approximately 6.3%. Borrowings under the Credit Facility, which must be paid in full by June 2005, bear interest as of December 31, 1997 at a floating rate based on the LIBOR plus 0.325%. Upon repayment of such borrowings, the amount repaid will become immediately available to the Company for re-borrowing under the Credit Facility, subject to the satisfaction of certain conditions. The Company expects that amounts available for re-borrowing under the Credit Facility as a result of the application of the net proceeds of the Offering, together with additional amounts that become available for borrowing under the Credit Facility, will be used to finance acquisitions which may include the More Group Acquisition. The purchase price of the More Group Acquisition is estimated to be approximately $735.7 million. Future acquisitions of radio and television stations and other media-related properties effected in connection with the implementation of the Company's acquisition strategy are expected to be financed from increased borrowings under the Credit Facility, other debt or equity financings and cash flow from operations.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CCU". The following table sets forth, for the periods indicated, the high and low closing sale prices per share (as adjusted for all stock splits to date) as reported on the NYSE.

                                                               HIGH      LOW
                                                              -------   ------
YEAR ENDED DECEMBER 31, 1996
  First Quarter.............................................  $ 29.13   $20.50
  Second Quarter............................................    43.00    27.00
  Third Quarter.............................................    44.56    36.56
  Fourth Quarter............................................    44.38    31.00
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $ 49.63   $34.25
  Second Quarter............................................    63.38    42.75
  Third Quarter.............................................    68.75    58.63
  Fourth Quarter............................................    79.44    60.00
YEAR ENDED DECEMBER 31, 1998
  First Quarter (through March 24, 1998)....................  $101.06   $73.44

     As of March 6, 1998, there were 466 shareholders of record of the Company's Common Stock. However, the Company believes that the number of beneficial owners is significantly greater.

                                 CAPITALIZATION

     The following table sets forth the current portion of long-term debt and capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the issuance and sale of $500 million aggregate principal amount of the Notes offered hereby. The following table is not adjusted to give effect to the Stock Offering.

                                                                  DECEMBER 31, 1997
                                                             ----------------------------
                                                               ACTUAL      AS ADJUSTED(1)
                                                             ----------    --------------
                                                                    (IN THOUSANDS)
Current portion of long-term debt..........................  $   13,294      $   13,294
                                                             ==========      ==========
Credit Facility(2).........................................  $1,215,221      $  722,971
  7.25% Debentures due October 15, 2027....................     300,000         300,000
  2.63% Notes due April 1, 2003............................          --         500,000
Other long-term debt(3)....................................      25,200          25,200
Shareholders' equity:
  Preferred Stock, $1.00 par value, 2,000,000 shares
     authorized, no shares issued or outstanding...........          --              --
  Common Stock, $.10 par value, 150,000,000 shares
     authorized, 98,232,893 shares issued and
     outstanding...........................................       9,823           9,823
  Additional paid-in capital...............................   1,541,865       1,541,865
  Retained earnings........................................     169,631         169,631
  Other equity.............................................       2,398           2,398
  Unrealized gain on investments...........................      23,754          23,754
  Cost of shares (38,207) held in treasury.................        (687)           (687)
                                                             ----------      ----------
     Total shareholders' equity............................   1,746,784       1,746,784
                                                             ----------      ----------
          Total capitalization.............................  $3,287,205      $3,294,955
                                                             ==========      ==========

---------------

(1) As adjusted to give effect to the Offering and the application of the net proceeds therefrom of approximately $492.3 million.

(2) The Company has and may incur additional indebtedness of up to approximately $735.7 million in connection with the More Group Acquisition. See "Recent Developments -- More Group Acquisition" in the Prospectus Supplement Summary.

(3) As of December 31, 1997, Universal had approximately $507.6 of long-term debt outstanding. As of December 31, 1997, More Group had approximately $95.3 million (based on the exchange rate as of such date) of long-term debt outstanding as set forth in accordance with the generally accepted accounting principles of the United Kingdom.

                         SELECTED FINANCIAL INFORMATION

     The selected historical financial information presented below for the five years ended December 31, 1997 has been derived from the historical consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The following selected financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company, which are incorporated herein by reference.

                                                                                                                 PRO FORMA
                                                                                                                ELLER MEDIA
                                                                                                 PRO FORMA        & PAXSON
                                                                                                ELLER MEDIA        RADIO
                                                                                                  & PAXSON     ACQUISITIONS &
                                                                                                   RADIO         UNIVERSAL
                                                                                                ACQUISITIONS       MERGER
                                                                                                    YEAR            YEAR
                                                       YEAR ENDED DECEMBER 31,                     ENDED           ENDED
                                         ----------------------------------------------------   DECEMBER 31,    DECEMBER 31,
                                           1993       1994       1995       1996       1997       1997(1)         1997(2)
                                         --------   --------   --------   --------   --------   ------------   --------------
                                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(3):
Net revenue............................  $121,118   $178,053   $250,059   $351,739   $697,068     $831,814       $1,041,453
Operating expenses.....................    78,925    105,380    137,504    198,332    394,404      490,324          591,937
Depreciation and amortization..........    17,447     24,669     33,769     45,790    114,207      152,206          243,064
                                         --------   --------   --------   --------   --------     --------       ----------
Operating income.......................    24,746     48,004     78,786    107,617    188,457      189,284          206,452
Corporate expenses.....................     3,464      5,100      7,414      8,527     20,883       23,201           23,201
                                         --------   --------   --------   --------   --------     --------       ----------
Operating income.......................    21,282     42,904     71,372     99,090    167,574      166,083          183,251
Interest expense.......................     5,390      7,669     20,752     30,080     75,076      116,805          163,205
Other income (expense).................      (196)     1,161       (803)     2,230     11,579        6,463            3,842
                                         --------   --------   --------   --------   --------     --------       ----------
Income before income taxes.............    15,696     36,396     49,817     71,240    104,077       55,741           23,888
Income taxes...........................     6,573     14,387     20,292     28,386     47,116       32,465           32,465
                                         --------   --------   --------   --------   --------     --------       ----------
Income before equity in net income
  (loss) of, and other income from
  nonconsolidated affiliates...........     9,123     22,009     29,525     42,854     56,961       23,276           (8,577)
Equity in net income (loss) of, and
  other income from, nonconsolidated
  affiliates...........................        --         --      2,489     (5,158)     6,615        6,615            6,615
                                         --------   --------   --------   --------   --------     --------       ----------
Net income (loss)......................  $  9,123   $ 22,009   $ 32,014   $ 37,696   $ 63,576     $ 29,891       $   (1,962)
                                         ========   ========   ========   ========   ========     ========       ==========
Net income (loss) per common share
  (basic)..............................  $    .15   $    .32   $    .46   $    .51   $    .72     $    .33       $    (0.02)
                                         ========   ========   ========   ========   ========     ========       ==========
Net income (loss) per common share
  (diluted)............................  $    .15   $    .32   $    .46   $    .51   $    .67     $    .28       $    (0.05)
                                         ========   ========   ========   ========   ========     ========       ==========
OTHER DATA:
After-tax cash flow(4).................  $ 26,638   $ 46,866   $ 71,140   $107,318   $213,445     $217,759       $  276,764
                                         ========   ========   ========   ========   ========     ========       ==========
After-tax cash flow per share
  (diluted)(5).........................  $    .43   $    .68   $   1.01   $   1.44   $   2.33     $   2.33       $     2.45
                                         ========   ========   ========   ========   ========     ========       ==========
EBITDA(6)..............................  $ 38,533   $ 68,734   $106,827   $141,952   $299,975     $331,367       $  436,772

                                                                          DECEMBER 31,
                                           ---------------------------------------------------------------------------
                                                                                                             1997 AS
                                             1993        1994        1995         1996          1997       ADJUSTED(7)
                                           --------    --------    --------    ----------    ----------    -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA(3):
Cash and cash equivalents................  $  5,517    $  6,818    $  5,391    $   16,701    $   24,657    $   24,657
Total assets.............................   227,577     411,594     563,011     1,324,711     3,455,637     3,455,637
Long-term debt, net of current(8)........    87,815     238,204     334,164       725,132     1,540,421     1,548,171
Shareholders' equity.....................    98,343     130,533     163,713       513,431     1,746,784     1,746,784

---------------

(1) As adjusted to give effect to the Eller Media Acquisition and the Paxson Radio Acquisition as if such acquisitions had been consummated on January 1, 1997.

(2) As adjusted to give effect to the Eller Media and Paxson Radio Acquisitions and the Universal Merger as if such transactions had been consummated on January 1, 1997.

(3) The comparability of results of operations and balance sheet data is affected by acquisitions consummated in each of the periods presented.

(4) Defined as net income before unusual items plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding assuming dilution.

(6) Defined as income from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statement of Operations. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of operating performance, or as an alternative to operating cash flows as a measure of liquidity.

(7) As adjusted to give effect to the issuance and sale of $500 million aggregate principal amount of the Notes due April 1, 2003 offered hereby.

(8) The Company may incur additional indebtedness of up to approximately $803.0 million in connection with various pending acquisitions excluding acquired company debt. See "Recent Developments" in the Prospectus Supplement Summary.

                                    BUSINESS

     The Company consists of three principal business segments -- radio broadcasting, television broadcasting and outdoor advertising. The radio segment includes both stations for which the Company is the licensee and stations for which the Company programs and/or sells air time under LMAs or Joint Sales Agreements ("JSA"). The radio segment also operates eleven networks. The television segment includes both television stations for which the Company is the licensee and stations programmed under LMAs. The outdoor advertising segment has advertising display faces in 15 major domestic markets.

INDUSTRY SEGMENTS

     For the year ended December 31, 1997, the Company derived approximately 48% of its net revenue from radio operations, approximately 22% from television operations, and approximately 30% from outdoor advertising operations.

     Selected information relating to radio and television broadcasting for 1995, 1996 and 1997 is presented in the following table:

                                                         1995       1996       1997
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
RADIO
Net revenue..........................................  $144,244   $217,189   $332,571
Operating expenses...................................    87,531    126,628    201,182
Depreciation.........................................     6,974      8,916     13,252
Amortization of intangibles..........................    13,007     18,840     35,215
                                                       --------   --------   --------
Operating income before corporate expenses...........  $ 36,732   $ 62,805   $ 82,922
                                                       ========   ========   ========
TELEVISION
Net revenue..........................................  $105,815   $134,550   $157,062
Operating expenses...................................    49,973     71,704     85,132
Depreciation.........................................     8,406     10,420     11,563
Amortization of intangibles..........................     5,382      7,614      6,353
                                                       --------   --------   --------
Operating income before corporate expenses...........  $ 42,054   $ 44,812   $ 54,014
                                                       ========   ========   ========
OUTDOOR*
Net revenue..........................................        --         --   $207,435
Operating expenses...................................        --         --    108,090
Depreciation.........................................        --         --     26,885
Amortization of intangibles..........................        --         --     20,939
                                                       --------   --------   --------
Operating income before corporate expenses...........        --         --   $ 51,521
                                                       ========   ========   ========
CONSOLIDATED
Net revenue..........................................  $250,059   $351,739   $697,068
Operating expenses...................................   137,504    198,332    394,404
Depreciation.........................................    15,380     19,336     51,700
Amortization of intangibles..........................    18,389     26,453     62,507
                                                       --------   --------   --------
Operating income before corporate expenses...........  $ 78,786   $107,617   $188,457
                                                       ========   ========   ========

---------------

* Eller Media was purchased by the Company in April 1997. See "Recent Developments -- Eller Media Acquisition" in the Prospectus Supplement Summary.

  RADIO BROADCASTING

     The following table sets forth certain selected information with regard to each of the Company's 56 AM and 117 FM radio stations which it owned or programmed, or for which it sold airtime, as of December 31, 1997.

                                                                AM          FM
                          MARKET                             STATIONS    STATIONS    TOTAL
                          ------                             --------    --------    -----
ARKANSAS
Little Rock................................................     --           5          5
CALIFORNIA
Monterey...................................................      2(a)        4(a)       6
CONNECTICUT
New Haven..................................................      2           1          3
FLORIDA
Florida Keys...............................................     --           3          3
Ft. Myers/Naples...........................................      1           4          5
Jacksonville...............................................      2           4          6
Miami/Ft. Lauderdale.......................................      3           5          8
Orlando....................................................      2           4          6
Panama City................................................      1           4          5
Pensacola..................................................     --           2(b)       2
Tallahassee................................................      1           4          5
Tampa/St. Petersburg.......................................      4(c)        5          9
West Palm Beach............................................      1           2          3
KENTUCKY
Louisville.................................................      3           4          7
LOUISIANA
New Orleans................................................      2           5          7
MASSACHUSETTS
Springfield................................................      1           1          2
MICHIGAN
Grand Rapids...............................................      2           4          6
NEW YORK
Albany.....................................................      1(d)        3(d)       4
NORTH CAROLINA
Winston-Salem..............................................      1           2          3
Raleigh....................................................      1           4          5
OHIO
Cleveland..................................................      1           2          3
Dayton.....................................................      1(a)        2(a)       3
OKLAHOMA
Oklahoma City..............................................      3(c)        4          7
Tulsa......................................................      2(c)        4(b)(c)    6
PENNSYLVANIA
Lancaster..................................................      1           1          2
Reading....................................................      1           1          2
RHODE ISLAND
Providence.................................................     --           2          2

                                                                AM          FM
                          MARKET                             STATIONS    STATIONS    TOTAL
                          ------                             --------    --------    -----
SOUTH CAROLINA
Columbia...................................................      1           3          4
TENNESSEE
Cookeville.................................................      2           2          4
Memphis....................................................      3           4          7
TEXAS
Austin.....................................................      1           3          4
El Paso....................................................      1           2          3
Houston....................................................      3(e)        4(c)       7
San Antonio................................................      2           3(b)       5
VIRGINIA
Norfolk....................................................     --           4          4
Richmond...................................................      3           3          6
WISCONSIN
Milwaukee..................................................      1           3          4
                                                                --         ---        ---
          Total............................................     56         117        173
                                                                ==         ===        ===

---------------

(a) Stations programmed pursuant to an LMA (FCC licenses not owned by the Company).

(b) Includes one station for which the Company sells airtime pursuant to a JSA (FCC license not owned by the Company).

(c) Includes one station programmed pursuant to an LMA (FCC license not owned by the Company).

(d) Stations owned by Radio Enterprises, Inc., in which the Company owns an 80% interest.

(e) Includes two stations which are owned by CCC-Houston AM, Ltd., in which the Company owns an 80% interest.

     The Company also owns the Kentucky News Network based in Louisville, Kentucky, the Virginia News Network based in Richmond, Virginia, the Oklahoma News Network based in Oklahoma City, Oklahoma, the Voice of Southwest Agriculture Network based in San Angelo, Texas, the Clear Channel Sports Network based both in College Station, Texas, and Des Moines, Iowa, the Alabama Radio Network based in Birmingham, Alabama, the Tennessee Radio Network based in Nashville, Tennessee, the University of Miami Sports Network based in Miami, Florida, the Florida Radio Network based in Maitland, Florida, the University of Florida Sports Network based in Gainesville, Florida and Orlando, Florida, and the Penn State Sports Network based in West Palm Beach, Florida.

TELEVISION BROADCASTING

     The following table sets forth certain selected information with regard to each of the Company's 18 television stations and one satellite station which it owned or programmed as of December 31, 1997.

                                                                NETWORK
                           MARKET                             AFFILIATION
                           ------                             -----------
ALBANY/SCHENECTADY/TROY, NEW YORK
WXXA-TV.....................................................      FOX
HARRISBURG/LEBANON/LANCASTER/YORK, PENNSYLVANIA
WHP-TV......................................................      CBS
WLYH-TV(a)..................................................      UPN
JACKSONVILLE, FLORIDA
WAWS-TV.....................................................      FOX
WTEV-TV(a)..................................................      UPN
LITTLE ROCK, ARKANSAS
KLRT-TV.....................................................      FOX
KASN-TV(a)..................................................      UPN
MEMPHIS, TENNESSEE
WPTY-TV.....................................................      ABC
WLMT-TV(a)..................................................      UPN
MINNEAPOLIS, MINNESOTA
WFTC-TV.....................................................      FOX
MOBILE, ALABAMA/PENSACOLA, FLORIDA
WPMI-TV.....................................................      NBC
WJTC-TV(a)..................................................      UPN
PROVIDENCE/NEW BEDFORD, RHODE ISLAND
WPRI-TV.....................................................      CBS
WNAC-TV(a)..................................................      FOX
TUCSON, ARIZONA
KTTU-TV(b)..................................................      UPN
TULSA, OKLAHOMA
KOKI-TV.....................................................      FOX
KTFO-TV(a)..................................................      UPN
WICHITA, KANSAS
KSAS-TV.....................................................      FOX
SALINA, KANSAS
KAAS-TV(c)..................................................      FOX

---------------

(a) LMA (FCC license not owned by the Company).

(b)  Station programmed by another party pursuant to an LMA.

(c) Satellite station of KSAS-TV in Wichita, Kansas.

OUTDOOR ADVERTISING

     The following table sets forth certain selected information with regard to each of the Company's outdoor advertising display faces as of December 31, 1997.

                                                               TOTAL
                                                              DISPLAY
                           MARKET                             FACES(A)
                           ------                             --------
ARIZONA:
Phoenix.....................................................      359
CALIFORNIA:
Los Angeles(b)..............................................    7,863
San Francisco/Oakland(c)....................................   10,355
MIDWEST:
Chicago.....................................................    6,838
Cleveland(d)................................................    2,258
Milwaukee...................................................    1,187
SOUTHEAST:
Atlanta.....................................................    1,628
Miami.......................................................    2,052
Tampa(e)....................................................    2,362
TEXAS:
Dallas/Fort Worth...........................................    3,110
El Paso.....................................................    1,353
Houston.....................................................    5,214
San Antonio.................................................    3,463

CONVENIENCE STORES:
  Various...................................................    5,921

UNION PACIFIC SOUTHERN PACIFIC(F):
  Various...................................................    3,697
                                                               ------
          Total.............................................   57,660
                                                               ======

---------------

(a) Display faces primarily include 20(#)x60(#) bulletins 14(#)x48(#) bulletins, 12(#)x25(#) Premier Panels(TM), 25(#)x25(#) Premier Plus Panels(TM), 12(#)x25(#) 30-sheet posters, 6(#)x12(#) 8-sheet posters, and various transit displays.

(b) Includes Los Angeles, San Diego, Orange, Riverside, San Bernardino and Ventura counties.

(c) Includes San Francisco, Oakland, San Jose, Santa Cruz, Sacramento and Solano counties.

(d) Includes Akron and Canton.

(e) Includes Sarasota, Orlando and Bradenton.

(f) Represents licenses managed under Union Pacific Southern Pacific License Management Agreement.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (which are a series of "Senior Debt Securities" described in the accompanying Prospectus) supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

     The Notes will be issued under an Indenture, dated as of October 1, 1997, as supplemented by supplemental indentures from time to time (collectively, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The Indenture contains provisions limiting the Company's ability to consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety, limitations on Mortgages and limitations on Sale and Leaseback Transactions. See "Description of Debt Securities -- Consolidation, Merger, Conveyance or Transfer" and "Description of Debt Securities -- Senior Debt Securities -- Covenants of the Company" in the accompanying Prospectus.

     Capitalized terms used and not otherwise defined below or elsewhere in this Prospectus Supplement or the Prospectus are used with the respective meanings given thereto in the Indenture.

GENERAL

     The Notes will be senior unsecured general obligations of the Company, and rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be limited to an aggregate principal amount of $500 million and will mature on April 1, 2003. The Notes will bear interest at a rate of 2 5/8% per annum from March 30, 1998, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1998, to each Person in whose name a Note (or any predecessor Note) is registered (a "Holder") at the close of business on the preceding March 15 or September 15 (whether or not a Business Day), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve, 30-day months.

     Principal of, and premium, if any, and interest on the Notes will be payable, Notes may be presented for conversion and transfers of the Notes will be registrable at the office or agency of the Company in the Borough of Manhattan, The City of New York, and transfers of the Notes will also be registrable at such other office or agency of the Company as may be maintained for such purpose. In addition, payment of interest may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register. The Notes are to be in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any conversion or registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

GLOBAL SECURITIES

     The Notes will be issued in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of the Depositary. Interests in the Global Securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

BOOK-ENTRY SYSTEM

     Initially, the Notes will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

     The Depositary advises that its established procedures provide that (i) upon issuance of the Notes by the Company, the Depositary will credit the accounts of Direct and Indirect Participants designated by the Underwriters with the principal amounts of the Notes purchased by the Underwriters and (ii) ownership of interest in the Global Securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Direct Participants and the Indirect Participants. The laws of some States require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the Global Securities is limited to such extent.

     So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of such Global Securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Neither the Company, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Notes registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Notes, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee or the Company, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     Notes represented by a Global Security will be exchangeable for Notes in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global

Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the Notes to be represented by a Global Security and notifies the Trustee thereof. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

CONVERSION OF NOTES

     The holders of Notes will be entitled at any time through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock, at the conversion price set forth on the cover page of this Prospectus Supplement, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued upon conversion of the Notes.

     If any Notes not called for redemption are converted after a Record Date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Notes on a redemption date that is an Interest Payment Date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last Trading Day (as hereinafter defined) prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note in respect of which a holder is exercising its option to require repurchase upon a Change in Control may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Note.

     "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or such other national security exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     The initial conversion price of $123.90 per share of Common Stock is subject to adjustment (under formulae set forth in the Notes) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding on the Record Date for such distribution); (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and, if the cash and value of any other consideration included in such payment per share of Common Stock, exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of the Company's assets, as an entirety or substantially as an entirety.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification or change of the Common Stock or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

     The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. See "Certain Federal Income Tax Considerations." The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

OPTIONAL REDEMPTION BY THE COMPANY

     The Notes are not entitled to any sinking fund. At any time on or after April 1, 2001, the Notes will be redeemable at the Company's option on at least 15 but not more than 60 days' notice, as a whole or, from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption.

     If redeemed during the 12-month period beginning April 1:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2001........................................................   101.050%
2002........................................................   100.525%

and 100% at April 1, 2003; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant Record Date of the Notes being redeemed.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

     The Notes provide that if a Change in Control occurs, each holder of Notes shall have the right to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount thereof (the "Repurchase Price"), together with accrued and unpaid interest to, but excluding, the Repurchase Date; provided that any semi-annual payment of interest becoming due on the Repurchase Date shall be payable to the holders of record on the relevant Record Date of the Notes being repurchased.

     Within 15 Trading Days after the occurrence of a Change in Control, the Company or, at the Company's request, the Trustee is obligated to mail to all holders of record of Notes a notice (the "Company Notice") of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of such Notes must deliver to the Trustee on or before the Repurchase Date, written notice of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

     A "Change in Control" will be deemed to have occurred at such time after the original issuance of the Notes as:

          (i) any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any such subsidiary, L. Lowry Mays, B.J. McCombs or their affiliates is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving the Company), of shares of capital stock of the Company entitling such person to exercise in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors;

          (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale or transfer of the assets of the Company, as an entirety or substantially as an entirety, to another person (other than (a) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as the Common Stock); or

          (iii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the one-year period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any ten Trading Days within the period of 20 consecutive Trading Days ending immediately before the Change in Control shall equal or exceed 105% of the conversion price in effect on each such Trading Day, or (b)(i) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of shares of common stock with full voting rights traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control) (such securities being referred to as "Publicly Traded Securities") and as a result of such transaction or transactions such Notes become convertible solely into such Publicly Traded Securities and (ii) the consideration in the transaction or transactions constituting the Change in Control consists of cash, Publicly Traded Securities or a combination of cash and Publicly Traded Securities with an aggregate fair market value (which, in the case of Publicly Traded Securities, shall be equal to the average closing price of such Publicly Traded Securities during the ten consecutive Trading Days commencing with the third Trading Day following consummation of the transaction or transactions constituting the Change in Control) is at least 105% of the Conversion Price in effect on the date immediately preceding the date of consummation of such Change in Control. The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act.

     To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes upon a Change in Control.

     The Change in Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The repurchase right is not the result of management's knowledge of any effort to accumulate any Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between the Company and the Underwriters.

     The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, certain changes in control of the Company or other transactions involving the Company that may adversely affect holders.

     The Company's ability to repurchase Notes upon the occurrence of a Change in Control is subject to limitations. If a Change in Control were to occur, there could be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax consequences relating to an investment in the Notes as of the date hereof. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other United States federal taxes (such as federal estate and gift taxes) or any state, local or foreign tax considerations, nor does it purport to address all United States federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, or investors that hold the Notes as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with Notes and Common Stock into which the Notes are convertible which are held as "capital assets" within the meaning of
Section 1221 of the Code and that are purchased by investors upon original issuance at the initial offering price. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the Notes (or the Common Stock into which the Notes are convertible) and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a Note or Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions. The term "Non-U.S. Holder" shall mean the beneficial owner of a Note or Common Stock other than a U.S. Holder.

     PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

     Adjustment to Conversion Price. The Indenture provides that the conversion price will be adjusted upon the occurrence of certain circumstances. Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock and convertible securities. Applicable Treasury regulations treat holders of convertible debentures, such as the Notes, as having received such a constructive distribution where the conversion price is adjusted to reflect certain distributions with respect to the stock into which such debentures are convertible. Thus, under certain circumstances, an adjustment in the conversion price of the Common Stock may be taxable to the U.S. Holders as a dividend distribution. In such a case, U.S. Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive dividend. U.S. Holders of the Notes are advised to consult their tax advisors with respect to the potential of taxable constructive dividend distributions upon such conversion price modifications.

     Payments of Interest. The payment of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's usual method of accounting for federal income tax purposes.

     Conversion of a Note into Common Stock. In general, a U.S. Holder will not recognize gain or loss on conversion of a Note solely into Common Stock of the Company pursuant to the terms of the conversion right of the Notes, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the U.S. Holder upon conversion of a Note generally will include the period during which the Note was held prior to the conversion. The U.S. Holder's aggregate tax basis in the Common Stock received upon conversion of a Note generally will equal the U.S. Holder's aggregate tax basis in the Note exchanged (reduced by the portion allocable to cash received in lieu of a fractional share). A U.S. Holder generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the fractional share. U.S. Holders should consult their own tax advisors regarding the tax consequences of converting the Notes into Common Stock, in particular in the case of the conversion of a Note into Common Stock after a record date for the payment of interest but prior to the next succeeding interest payment date.

     Disposition of Notes or Common Stock. A U.S. Holder of a Note (or the Common Stock into which it was converted) generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the Note (or the Common Stock into which it was converted) measured by the difference between
(i) the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income) and
(ii) the U.S. Holder's tax basis in the Note (or the Common Stock into which it was converted). The gain or loss on such disposition will be long-term capital gain or loss if the Note (or the Common Stock into which it was converted) has been held for more than one year at the time of such disposition. Pursuant to the Taxpayer Relief Act of 1997, in the case of an individual holder, any capital gain recognized on the disposition of the Notes (or Common Stock into which it was converted) will generally be subject to United States federal income tax at a stated maximum rate of (i) 20%, if the holder's holding period in the Notes was more than 18 months at the time of such sale, exchange, retirement or other disposition, or (ii) 28%, if the holder's holding period in such Notes was more than one year, but not more than 18 months, at the time of such sale, exchange, retirement or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

     Distributions with Respect to Common Stock. In general, distributions made by the Company with respect to Common Stock will constitute dividends for United States federal income tax purposes and will be taxable to a U.S. Holder as ordinary income to the extent of the Company's undistributed current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the Common Stock, thus increasing the amount of any gain (or reducing the amount of any loss) which might be realized by such holder upon the sale, exchange or redemption of such Common Stock. Any such distributions in excess of the U.S. Holder's tax basis in the Common Stock will be treated as capital gain to the U.S. Holder and will be either long-term or short-term capital gain depending upon the holder's U.S. federal income tax holding period for the Common Stock.

     Subject to certain limitations, to the extent that distributions made by the Company are treated as dividends, a U.S. Holder of Common Stock that is taxed as a domestic corporation and that meets the applicable holding period and taxable income requirements of the Code may be entitled to a deduction under
Section 243 of the Code equal in amount to 70% of the dividends paid out of such earnings and profits (the "Dividends Received Deduction"). With respect to Common Stock considered to be "portfolio stock" as defined in Section 246A of the Code, the Dividends Received Deduction will be reduced to the extent that the Common Stock constitutes "debt financed portfolio stock." In addition, under certain circumstances, the receipt of a dividend on the Common Stock determined to be an "extraordinary dividend" may cause the holder's tax basis in the Common Stock to be reduced by the untaxed portion of the dividend and could result in gain recognition pursuant to Section 1059 of the Code.

TAXATION OF NON-U.S. HOLDERS

     Payments of Interest. Except as explained in the discussion of backup withholding below, any payment of stated interest on a Note by the Company or any paying agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not taxable as effectively connected with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Conversion of a Note into Common Stock. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a
Note into Common Stock by a Non-U.S. Holder except, with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Note, where any one of the four exceptions described below under "-- Disposition of Notes or Common Stock" is applicable. In addition, under certain circumstances, the extent to which the fair market value of the Common Stock received upon conversion is attributable to accrued interest will be treated as ordinary interest income taxable as described above under "-- Payments of Interest."

     Disposition of Notes or Common Stock. A Non-U.S. Holder of the Note (or the Common Stock into which it was converted) generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the Note (including the receipt of cash in lieu of fractional shares upon conversion of the Note to Common Stock), unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is or has been a United States real property holding corporation (as defined in the Code) at any time during the shorter of the 5 year period ending on the date of disposition or such non-U.S. Holder's holding period. The Company does not believe that it is, or is likely to become, a United States real property holding corporation.

     Distributions with Respect to Common Stock. To the extent distributions made by the Company are treated as dividends (as described above under "U.S. Holders -- Distributions with Respect to Common Stock"), a Non-U.S. holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under an applicable income tax treaty) on dividends paid (or deemed paid, as described above under "-- Adjustment to Conversion Price") on Common Stock, unless the dividends are taxable as effectively connected with the conduct of a trade or business in the United States and the Non-U.S. Holder delivers IRS Form 4224 to the payor. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Under current United States federal income tax law, U.S. Holders of Notes or Common Stock will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect of payments of principal, interest and dividends (actual or constructive) made to, and the proceeds of disposition of Notes or Common Stock by, certain noncorporate, not otherwise exempt U.S. Holders. Generally, the backup withholding rules will apply only if the U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") to the payor in the manner required,
(ii) furnishes such payor with an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest, dividends or other "reportable payments" as defined by the Code, or (iv) under certain circumstances, fails to provide such payor or the U.S. Holder's securities broker with a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain U.S. Holders of the Notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle such holder to a refund provided the required information is furnished to the IRS.

     Non-U.S. Holders. Payments made on the Notes or Common Stock and proceeds from the sale of the Notes or Common Stock received by a non-U.S. Holder on or before December 31, 1998 will generally not be subject to a backup withholding tax of 31% or to information reporting requirements unless the holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax reporting requirements under applicable provisions of the Code. On October 6, 1997, the IRS issued final Treasury regulations relating to withholding tax, information reporting, and backup withholding tax rules that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations eliminate the general current law presumption that dividends paid or deemed paid to an address in a foreign country are paid to a resident of that country and impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding tax with respect to dividends under a tax treaty. The Final Regulations will generally be effective for payments made after December 31, 1998.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax, provided that the required information is furnished to the IRS.

     Holders of Notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have agreed to purchase from the Company the following respective principal amounts of the Notes set forth opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement:

                                                               PRINCIPAL
                                                                 AMOUNT
                                                                   OF
                        UNDERWRITER                              NOTES
                        -----------                           ------------
BT Alex. Brown Incorporated.................................  $ 50,000,000
Credit Suisse First Boston Corporation......................    50,000,000
Furman Selz LLC.............................................    50,000,000
Goldman, Sachs & Co. .......................................    50,000,000
Lehman Brothers Inc. .......................................    50,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ..................................    50,000,000
Morgan Stanley & Co. Incorporated...........................    50,000,000
NationsBanc Montgomery Securities LLC.......................    50,000,000
Smith Barney Inc. ..........................................    50,000,000
Schroder & Co. Inc. ........................................    50,000,000
                                                              ------------
          Total.............................................  $500,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the entire principal amount of the Notes, if any such Notes are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.950% of such offering price. The Underwriters may allow and such dealers may reallow a concession not in excess of 0.250% of the public offering price of such Notes to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus Supplement, to purchase up to an additional $75 million aggregate principal amount of Notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of additional notes that the Notes to be purchased by it shown in the above table bears to $500 million, and the Company will be obligated, pursuant to the option, to sell such Notes to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Notes offered hereby. If purchased, the Underwriters will offer such additional Notes on the same terms as those on which the $500 million principal amount of Notes are being offered.

     The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange. The Underwriters have advised the Company that they intend to act as market makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

     The Company and Messrs. L. Lowry Mays and B. J. McCombs have agreed not to offer, sell, contract to sell or otherwise dispose of, or announce the offering of, any shares of Common Stock for a period of 30 days following the date of this Prospectus Supplement; provided, however, that the Company may offer shares of Common Stock to the public in the Stock Offering contemplated to occur simultaneously with the Offering of Notes hereby. Furthermore, Mr. Simon also entered into a Resale Agreement with the Company (the "Resale Agreement") restricting his ability to sell Common Stock for a period beginning on the date the Universal Merger is consummated and ending on the earlier of (i) the date Mr. Simon is no longer an officer or director of the Company or any of its subsidiaries and (ii) two years following the date the Universal Merger is consummated. The Resale Agreement also restricts the ability of Mr. Simon to buy or sell shares of Common Stock prior to the consummation of the Universal Merger.

     The Underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with, and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Company by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the Underwriters by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and owns approximately 90,000 shares of Common Stock (including presently exercisable nonqualified options to acquire approximately 51,000 shares).

PROSPECTUS

 [CLEAR CHANNEL LOGO]                          $1,500,000,000
                                     Clear Channel Communications, Inc.
                           DEBT SECURITIES, JUNIOR SUBORDINATED DEBT SECURITIES,
                                  PREFERRED STOCK, COMMON STOCK, WARRANTS,
                             STOCK PURCHASE CONTRACTS, AND STOCK PURCHASE UNITS
                                            CCCI CAPITAL TRUST I
                                           CCCI CAPITAL TRUST II
                                           CCCI CAPITAL TRUST III

        PREFERRED SECURITIES, GUARANTEED TO THE EXTENT SET FORTH HEREIN
                     BY CLEAR CHANNEL COMMUNICATIONS, INC.
    Clear Channel Communications, Inc., a Texas corporation (the "Company"), may issue from time to time, together or separately, (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) unsecured junior subordinated debt securities ("Junior Subordinated Debt Securities"); (iv) warrants to purchase Debt Securities or Junior Subordinated Debt Securities (the "Debt Warrants"), (v) shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock"), (vi) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vii) shares of common stock, par value $.10 per share, of the Company (the "Common Stock"), (viii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), (ix) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or Preferred Stock and (x) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, Junior Subordinated Debt Securities, debt obligations of the United States of America or agencies or instrumentalities thereof ("U.S. Obligations"), or Preferred Securities (as defined below), securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as the "Warrants", and the Debt Securities, the Junior Subordinated Debt Securities, Preferred Stock, Common Stock, the Warrants, Stock Purchase Contracts and Stock Purchase Units are referred to herein collectively as the "Company Securities".

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

  ADDITIONAL INFORMATION REGARDING THE OFFERED SECURITIES IS SET FORTH ON THE
                              INSIDE FRONT COVER.

      FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE OFFERED SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.

    CCCI Capital Trust I, CCCI Capital Trust II and CCCI Capital Trust III (each, a "CCCI Trust" and collectively, the "CCCI Trusts"), each a statutory business trust formed under Delaware law, may offer, from time to time, preferred securities (the "Preferred Securities") with the payment of distributions and payments on liquidation or redemption of the Preferred Securities issued by each such CCCI Trust guaranteed on a subordinated basis by the Company to the extent described herein and in an accompanying prospectus supplement (the "Guarantees"). The Company will be the owner of the trust interests represented by common securities (the "Common Securities") to be issued by each CCCI Trust. Unless indicated otherwise in a prospectus supplement, each CCCI Trust exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in Junior Subordinated Debt Securities. The Company Securities and the Preferred Securities are referred to herein collectively as the "Offered Securities".
    The Offered Securities may be issued in one or more series or issuances and will be limited to $1,500,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities or Junior Subordinated Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities or Junior Subordinated Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.
    The Offered Securities may be offered separately or as units with other Offered Securities, in separate series, in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.
    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities or Junior Subordinated Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, initial offering price, maturity (which may be fixed or extendible), premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any exchangeability, conversion, redemption or sinking fund terms, the right of the Company, if any, to defer payment of interest on the Junior Subordinated Debt Securities and the maximum length of such deferral period, put options, if any, public offering price, and other specific terms; (ii) in the case of Preferred Stock or Preferred Securities, the designation, number of shares, liquidation preference per share, initial public offering price, dividend or distribution rate (or method of calculation thereof), dates on which dividends or distributions shall be payable and dates from which dividends or distributions shall accrue, any redemption or sinking fund provisions, any voting rights, any conversion or exchange provisions, and any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Stock or Preferred Securities of a specific series and the terms upon which the proceeds of the sale of the Preferred Securities will be used to purchase a specific series of Junior Subordinated Debt Securities of the Company; (iii) in the case of Common Stock, the number of shares, public offering price and the terms of the offering and sale thereof; (iv) in the case of Warrants, the number and terms thereof, the designation and description of the Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, or Preferred Securities issuable thereunder, the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, U.S. Obligations or Preferred Securities securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; and (vii) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.
    The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or the CCCI Trusts or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company or the CCCI Trusts from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other applicable issuance expenses. See "Plan of Distribution".
                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 16, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES. SEE "PLAN OF DISTRIBUTION".

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, on which the Common Stock of the Company (symbol: "CCU") is listed.

     No separate financial statements of the CCCI Trusts have been included or incorporated by reference herein. Neither the CCCI Trusts nor the Company considers such financial statements material to holders of Preferred Securities because (i) all of the voting securities of each CCCI Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) no CCCI Trust has independent operations but rather each exists for the purpose of issuing securities representing undivided beneficial interests in the assets of such CCCI Trust and investing the proceeds thereof in Junior Subordinated Debt Securities, and (iii) the obligations of the CCCI Trusts under the Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See "The CCCI Trusts" and "Description of Guarantees." Upon the granting of relief by the Commission pursuant to SAB 53, the Company intends to provide only abbreviated information concerning the CCCI Trusts in the Company's Exchange Act reports.

     The Company and the CCCI Trusts have filed with the Commission a joint registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the CCCI Trusts and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and made a part hereof:

           1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

           2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

           3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

           4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

           5. The Company's Current Report on Form 8-K filed March 12, 1998.

           6. The Company's Current Report on Form 8-K filed December 22, 1997.

           7. The Company's Current Report on Form 8-K filed November 3, 1997.

           8. The Company's Current Report on Form 8-K filed October 14, 1997.

           9. The Company's Current Report on Form 8-K filed April 17, 1997.

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Houston Lane, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: (210) 822-2828).

                                  THE COMPANY


     The Company, which began operations in 1972, is a diversified media company in three primary lines of business: radio, television, and outdoor advertising. In addition, the Company currently owns a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia; a one-third equity interest in New Zealand Radio Network which operates radio stations in New Zealand; a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster which operates radio stations in domestic markets; and a 30% equity interest in American Tower Corporation, a leading domestic provider of wireless transmission sites.



     The radio stations currently owned or programmed by the Company are located principally in the South, Southeast, Southwest, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. The television stations currently owned or programmed by the Company are located in the South, Southeast, Northeast and Midwest. These television stations are typically affiliated with one of the television networks, including the FOX television network, the UPN television network, the ABC television network, the NBC television network, or the CBS television network. Additionally, the Company operates radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia, Alabama, Tennessee, Florida and Pennsylvania. The Company's outdoor advertising properties are located primarily in the South, Southeast, Midwest, and West.


     The Company has its principal executive offices at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: 210-822-2828).

                                THE CCCI TRUSTS

     Each of CCCI Capital Trust I, CCCI Capital Trust II and CCCI Capital Trust III is a statutory business trust formed under Delaware law pursuant to (i) a separate Declaration of Trust executed by the Company, as depositor for such CCCI Trust, and the Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The declarations will be amended and restated in their entirety (each as so amended and restated, a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Unless an accompanying Prospectus Supplement provides otherwise, each CCCI Trust exists for the sole purposes of (i) issuing the Preferred Securities, (ii) investing the gross proceeds of the sale of the Preferred Securities in a specific series of Junior Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable Preferred Securities. The Company will acquire Common Securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each CCCI Trust. Each CCCI Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each CCCI Trust's business and affairs will be conducted by the Trustees. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each CCCI Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such CCCI Trust. At least one of the Trustees of each CCCI Trust will be a person who is an employee or officer of or who is affiliated with the Company (a "Regular Trustee"). One Trustee of each CCCI Trust will be a financial institution that is not affiliated with the Company, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Trustee of each CCCI Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to each CCCI Trust and the offering of the Preferred Securities. Unless otherwise set forth in the Prospectus Supplement, the Property Trustee will be The Bank of New York, and the Delaware Trustee will be The Bank of New York (Delaware). The office of the Delaware Trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each CCCI Trust is c/o Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: (210) 822-2828).

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


    YEARS ENDED DECEMBER 31,
--------------------------------
1997   1996   1995   1994   1993
----   ----   ----   ----   ----
2.32   3.63   3.32   5.54   3.81


     The ratio of earnings to combined fixed charges and preferred stock dividends has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. The Company had no Preferred Stock outstanding and paid no dividends thereon for any period presented.

                                USE OF PROCEEDS


     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Company Securities offered hereby will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in a Prospectus Supplement, each CCCI Trust will use all proceeds received from the sale of Preferred Securities to purchase Junior Subordinated Debt Securities of the Company. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby may be set forth in a Prospectus Supplement relating to such Offered Securities.

                           HOLDING COMPANY STRUCTURE

     The Company is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. The Company's rights and the rights of its creditors, including holders of Debt Securities or Junior Subordinated Debt Securities, to participate in the distribution of assets of any person in which the Company owns an equity interest (including any subsidiary and majority-owned partnerships) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such person (in which case the claims of the Company would still be subject to the prior claims of any secured creditor or such person and of any holder of indebtedness of such person that is senior to that held by the Company). Accordingly, the holder of Debt Securities or Junior Subordinated Debt Securities may be deemed to be effectively subordinated to such claims.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS


     The Company may offer shares of Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, Warrants, Stock Purchase Contracts, Stock Purchase Units, or any combination of the foregoing either individually or as units consisting of one or more Company Securities under this Prospectus. Each CCCI Trust may offer Preferred Securities under this Prospectus.


     CERTAIN OF THE SECURITIES TO BE OFFERED HEREBY THEMSELVES MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS, IF ANY, RELATING TO THE COMPANY'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     Senior Debt Securities may be issued, from time to time, in one or more series under an Indenture (the "Senior Indenture"), between the Company and The Bank of New York, as trustee, or such other trustee as shall be named in a Prospectus Supplement (the "Senior Trustee"). The form of Senior Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Subordinated Debt Securities may be issued, from time to time, in one or more series under an indenture (the "Subordinated Indenture") between the Company and The Bank of New York or such other trustee as shall be named in a Prospectus Supplement (the "Subordinated Trustee"). The form of Subordinated Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." None of the Indentures will limit the amount of Debt Securities that may be issued hereunder, and each Indenture will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by the Company and may be payable in any currency or currency unit designated by the Company or in amounts determined by reference to an index. The following statements are subject to the detailed provisions of the Indentures. Wherever any particular provisions of the Indentures or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references, including the definitions therein of certain terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indentures.

GENERAL

     The Senior Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company, unless the Company shall be required to secure the Senior Debt Securities as described below under " -- Senior Debt Securities." The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company with respect to such Subordinated Debt Securities, and will be described in an accompanying Prospectus Supplement. Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

     The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.


     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature (which may be fixed or extendible); (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (vii) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (viii) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (ix) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (x) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid; (xi) the terms and conditions upon which the Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, or indebtedness or other securities of any kind of the Company; (xii) information with respect to book-entry procedures, if any; (xiii) a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xiv) any other specific terms of the Debt Securities not inconsistent with the applicable Indenture.



     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.


     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the applicable Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days immediately prior to the date such interest is to be paid.

     The Company's rights and the rights of its creditors (including holders of Debt Securities) to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Debt Securities. The Debt Securities will be effectively subordinated to all indebtedness of the Company's subsidiaries.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture governing such Debt Securities.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the applicable Debt Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the applicable Debt Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     Each Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the applicable Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the applicable Debt Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the applicable Indenture as the Company. Other than the restrictions on Mortgages described below, the Indentures and the Debt Securities do not contain any covenants or other provisions designed to protect holders of Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in each Indenture as (i) default for 30 days in payment of any interest on the Debt Securities of such series, or, in the case of the Subordinated

Debt Indenture, for a period of 90 days; (ii) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (iii) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (iv) default by the Company in the performance of any other covenant or warranty contained in the applicable Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the applicable Indenture; and (v) certain events of bankruptcy, insolvency and reorganization of the Company.

     A default under other indebtedness of the Company will not be a default under the Indentures and a default under one series of Debt Securities will not necessarily be a default under another series.

     Each Indenture provides that (i) if an Event of Default described in clause
(i), (ii), (iii) or (iv) above (if the Event of Default under clause (iv) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the applicable Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (iv) or (v) above (if the Event of Default under clause (iv) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the applicable Debt Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding.

     Under each Indenture the applicable Debt Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term "default" to include the events specified above without notice or grace periods, except that in the case of any default of the type described in clause (iv) above, no such notice shall be given until at least 90 days after the occurrence thereof); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the applicable Debt Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

     No holder of any Debt Securities of any series may institute any action under either Indenture unless (i) such holder shall have given the Debt Trustee thereunder written notice of a continuing Event of Default with respect to such series, (ii) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Debt Trustee thereunder to institute proceedings in respect of such Event of Default, (iii) such holder or holders shall have offered the Debt Trustee thereunder such reasonable indemnity as such Debt Trustee may require, (iv) the Debt Trustee thereunder shall have failed to institute an action for 60 days thereafter and (v) no inconsistent direction shall have been given to the Debt Trustee thereunder during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series then outstanding.

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Debt Trustee or exercising any trust or power conferred on such Debt Trustee with respect to such series of Debt Securities. Each Indenture provides that, in case an Event of Default shall occur and be continuing, the Debt Trustee thereunder, in exercising its rights and powers under such Indenture, will be required to use the degree of care of a prudent person in the conduct of such person's own affairs. Each Indenture further provides that the Debt Trustee thereunder shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under such Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     The Company must furnish to the Debt Trustees within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the applicable Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of such Indenture through such year or, if the Company is in default, specifying such default.

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the applicable Debt Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the applicable Debt Trustee as provided in the respective Indenture.

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURES

     The Indentures provide that the Company and the applicable Debt Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities or curing ambiguities or inconsistencies in such Indenture or making other provisions.

     With certain exceptions, the applicable Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the applicable Debt Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences provided for in such Indenture, or (iii) modify any of the provisions of certain Sections of the applicable Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     The Indentures shall generally cease to be of any further effect with respect to a series of Debt Securities if (i) the Company has delivered to the applicable Debt Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (ii) all Debt Securities of such series not theretofore delivered to the applicable Debt Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the applicable Debt Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Debt Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the applicable Debt Trustee to pay at maturity or upon redemption all such Debt Securities, no default with respect to the Debt Securities has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party and the Company delivered an officers' certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the applicable Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the applicable Indenture with respect to such Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the applicable Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (i) the Company irrevocably deposits in trust with the applicable Debt Trustee cash or U.S. Government Obligations (as defined in the applicable Indenture) for the payment of principal, premium, if any, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (ii) the Company delivers to the applicable Debt Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (iii) 91 days pass after the deposit is made and during the 91-day period no default described in clause (v) under "-- Events of Default, Waiver and Notice Thereof; Debt Securities in Foreign Currencies" above with respect to the Company occurs that is continuing at the end of such period, (iv) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (v) the deposit does not constitute a default under any other agreement binding on the Company, (vi) the Company delivers to the applicable Debt Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (vii) the Company shall have delivered to the applicable Debt Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and
(viii) the Company delivers to the applicable Debt Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the applicable Indenture have been complied with.

     The applicable Debt Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to the Debt Securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

     The Debt Trustee for the Senior Debt Securities and the Debt Trustee for the Subordinated Debt Securities will be identified in the relevant Prospectus Supplement. In certain instances, the Company or the holders of a majority of the then outstanding principal amount of the Debt Securities issued under an indenture may remove the Debt Trustee and appoint a successor Debt Trustee. The Debt Trustee may become the owner or pledgee of any of the Debt Securities with the same rights, subject to certain conflict of interest restrictions, it would have if it were not the Debt Trustee. The Debt Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. From time to time and subject to applicable law relating to conflicts of interest, the Debt Trustee may also serve as trustee under other indentures relating to Debt Securities issued by the Company or affiliated companies and may engage in commercial transactions with the Company and affiliated companies. The initial Debt Trustee under each Indenture is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

SENIOR DEBT SECURITIES

     In addition to the provisions previously described herein and applicable to all Debt Securities, the following description of the Senior Debt Securities summarizes certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Senior Debt Securities will be described in the Prospectus Supplement relating thereto.

  Ranking of Senior Debt Securities

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Senior Debt Securities will be senior indebtedness of the Company and will be direct, unsecured obligations of the Company, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Company is a holding company and the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Company's subsidiaries. See "Holding Company Structure."

  Covenants of the Company

     The Senior Indenture contains the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

          Limitation on Mortgages. The Company will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist (i) any Mortgage upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the Senior Indenture or thereafter acquired, to secure any Debt of the Company or any other person (other than the Senior Debt Securities), or (ii) any Mortgage upon any Principal Property, whether owned or leased on the date of the Senior Indenture, or thereafter acquired, to secure any Debt of the Company or any other person (other than the Senior Debt Securities), without in any such case making effective provision whereby all the outstanding Senior Debt Securities shall be directly secured equally and ratably with such Debt. There will be excluded from this restriction any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided further, that such Mortgage shall be limited to all or such part of the stock or indebtedness which secured the Mortgage so extended, renewed or replaced.

          There will be excluded from the restriction referred to in the next preceding paragraph the following Mortgages (the Mortgages set forth in the following clauses (i) through (viii) the "Permitted

     Mortgages"): (i) any Mortgage upon property owned or leased by a corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) any Mortgage upon property existing at the time of the acquisition thereof or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof, (iii) any Mortgage upon property to secure any part of the cost of development, construction, alteration, repair or improvement of such property, or Debt incurred to finance such cost, (iv) any Mortgage securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (v) any Mortgage existing on the date of the Senior Indenture,
     (vi) any Mortgage on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to such Mortgage, (vii) any Mortgage on any property subsequently acquired by the Company or any Restricted Subsidiary, contemporaneously with such acquisition or within 120 days thereafter, to secure or provide for the payment of any part of the purchase price of such property, or any Mortgage assumed by the Company or any Restricted Subsidiary upon any property subsequently acquired by the Company or any Restricted Subsidiary which were existing at the time of such acquisition, provided that the amount of any Indebtedness secured by any such Mortgage created or assumed does not exceed the cost to the Company or Restricted Subsidiary, as the case may be, of the property covered by such Mortgage, and (viii) any extension, renewal or replacement, in whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (vii); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Mortgage shall be limited to all or such part of the property which secured the Mortgage so extended, renewed or replaced.

          Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any Principal Property without equally and ratably securing the Senior Debt Securities if the aggregate amount of all Debt then outstanding secured by such Mortgage and all similar Mortgages does not exceed 15% of the total consolidated shareholders' equity (including Preferred Stock) of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company; provided that Debt secured by Permitted Mortgages shall not be included in the amount of such secured Debt.

          Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary as lessee of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale-Leaseback Transaction"), unless (i) such Sale-Leaseback Transaction occurs within 120 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, or (ii) the Company, within 120 days after such Sale-Leaseback Transaction, applies or causes to be applied to the retirement of Funded Debt of the Company or any Subsidiary (other than Funded Debt of the Company which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Senior Debt Securities) an amount not less than the net proceeds of the sale of such Principal Property. Notwithstanding the foregoing provisions, the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any Principal Property, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of the total consolidated shareholders' equity of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

  Definitions

     For the purposes of the description of the Senior Debt Securities:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined; provided, however, that Funded Debt shall not include (i) any indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof or (ii) any indebtedness of such person to any of its Subsidiaries or of any Subsidiary to such person or any other Subsidiary or (iii) any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Principal Property" means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by the Company or any subsidiary, unless, in the opinion of the Board of Directors of the Company, any of such properties are not in the aggregate of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

     "Restricted Subsidiary" means each Subsidiary as of the date of the Indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors of the Company before, or within 120 days following, such creation or acquisition.

     "Subsidiary", when used with respect to the Company, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both.

SUBORDINATED DEBT SECURITIES

     In addition to the provisions previously described herein and applicable to all Debt Securities, the following description of the Subordinated Debt Securities summarizes certain general terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Subordinated Debt Securities will be described in the Prospectus Supplement relating thereto.

  Ranking of Subordinated Debt Securities

     The Subordinated Debt Securities will be subordinated in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and pari passu with the Company's trade creditors. No payment on account of principal of, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of any sinking fund for, the Subordinated Debt Securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness. In addition, the Subordinated Indenture provides that if a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute such an event of default, then unless and until such event shall have been cured or waived or shall have ceased to exist, no payment on account of principal, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of a sinking fund for, the Subordinated Debt Securities may be made. The Company shall give prompt written notice to the Subordinated Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Subordinated Indenture provisions described in this paragraph, however, do not prevent the Company from making a sinking fund payment with Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than senior creditors of the Company.

     For purposes of the description of the Subordinated Debt Securities, the term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred or created (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by securities (other than the Subordinated Debt Securities or Junior Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and
(ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The following description of the terms of the Junior Subordinated Debt Securities summarizes certain general terms and provisions of the Junior Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Junior Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Junior Subordinated Debt Securities will be described in the Prospectus Supplement relating thereto.

     Junior Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture (the "Junior Subordinated Indenture") between the Company and The Bank of New York or such other trustee as may be named in a Prospectus Supplement (the "Junior Subordinated Indenture Trustee"). The form of Junior Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description summarizes the material terms of the Junior Subordinated Indenture and is qualified in its entirety by reference to the Junior Subordinated Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Junior Subordinated Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

     The Junior Subordinated Debt Securities will be unsecured, junior subordinated obligations of the Company. The Junior Subordinated Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. Since the Company is a holding company, the Company's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     The Junior Subordinated Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the Junior Subordinated Indenture.

     In the event Junior Subordinated Debt Securities are issued to a CCCI Trust or a Trustee of such CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Preferred Securities in connection with the dissolution of such CCCI Trust upon the occurrence of certain events described in the applicable Prospectus Supplement. Only one series of Junior Subordinated Debt Securities will be issued to a CCCI Trust or a Trustee of such CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust.


     Reference is made to the Prospectus Supplement for the following terms of the series of Junior Subordinated Debt Securities being offered hereby (to the extent such terms are applicable to the Junior Subordinated Debt Securities):
(i) the specific designation of such Junior Subordinated Debt Securities, aggregate principal amount and purchase price; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest or the method of calculating such rate or rates, if any; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) any applicable federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on the Junior Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Junior Subordinated Debt Securities rather than pay such additional amounts; (x) the form of such Junior Subordinated Debt Securities; (xi) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities shall be issuable; (xii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the Junior Subordinated Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Junior Subordinated Indenture; (xiii) the terms and conditions upon which the Junior Subordinated Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, Preferred Securities, or indebtedness or other securities of any kind of the Company; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary.


     Unless otherwise indicated in the applicable Prospectus Supplement, the Junior Subordinated Debentures will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. No service charge will be made for any transfer or exchange of any Junior Subordinated Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Junior

Subordinated Debt Securities will be paid to holders of record on the date which is 15 days immediately prior to the date such interest is to be paid.

     Junior Subordinated Debt Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for federal income tax purposes will be described in the applicable Prospectus Supplement.

GLOBAL SECURITIES

     If any Junior Subordinated Debt Securities of a series are represented by one or more Global Securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Junior Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium and interest on, a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Junior Subordinated Debt Securities and the performance of every covenant in the Junior Subordinated Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the applicable Junior Subordinated Indenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Junior Subordinated Debt Securities, with the same effect as if it had been named in the Junior Subordinated Indenture as the Company. The Junior Subordinated Indentures and the Junior Subordinated Debt Securities do not contain any covenants or other provisions designed to protect holders of Junior Subordinated Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; JUNIOR SUBORDINATED DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Junior Subordinated Debt Securities, an Event of Default is defined in each Junior Subordinated Indenture as (i) default for 90 days in payment of any interest on the Junior Subordinated Debt Securities of such series (subject to the deferral of any due date in the case of an Extension Period); (ii) default in payment of principal of or any premium on the Junior Subordinated Debt Securities of such series at maturity; (iii) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Junior Subordinated Debt Securities of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty contained in the Junior Subordinated Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the

Junior Subordinated Indenture; and (v) certain events of bankruptcy, insolvency and reorganization of the Company.

     A default under other indebtedness of the Company will not be a default under the Junior Subordinated Indentures and a default under one series of Debt Securities or Junior Subordinated Debt Securities will not necessarily be a default under another series.

     The Junior Subordinated Indenture provides that (i) if an Event of Default described in clause (i), (ii), (iii) or (iv) above (if the Event of Default under clause (iv) above is with respect to less than all series of Junior Subordinated Debt Securities outstanding) shall have occurred and be continuing with respect to any series, either the Junior Subordinated Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Junior Subordinated Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately, and
(ii) if an Event of Default described in clause (iv) or (v) above (if the Event of Default under clause (iv) above is with respect to all series of Junior Subordinated Debt Securities then outstanding) shall have occurred and be continuing, either the Junior Subordinated Indenture Trustee or the holders of at least 25% in aggregate principal amount of all Junior Subordinated Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Junior Subordinated Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Junior Subordinated Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust).

     "Security Exchange" when used with respect to the Securities of any series which are held as trust assets of a CCCI Trust pursuant to the Declaration of Trust of such CCCI Trust means the distribution of the Securities of such series by such CCCI Trust in exchange for the Preferred Securities and the Common Securities of such CCCI Trust in dissolution of such CCCI Trust pursuant to the Declaration of Trust of such CCCI Trust.

     Under the Junior Subordinated Indenture the Junior Subordinated Indenture Trustee must give to the holders of each series of Junior Subordinated Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term "default" to include the events specified above without notice or grace periods, except that in the case of any default of the type described in clause (d) above, no such notice shall be given until at least 90 days after the occurrence thereof); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Junior Subordinated Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the applicable Junior Subordinated Indenture Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Junior Subordinated Debt Securities of such series.

     No holder of any Junior Subordinated Debt Securities of any series may institute any action under the Junior Subordinated Indenture unless (i) such holder shall have given the Junior Subordinated Indenture Trustee thereunder written notice of a continuing Event of Default with respect to such series,
(ii) the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding shall have requested the Junior Subordinated Indenture Trustee thereunder to institute proceedings in respect of such Event of Default, (iii) such holder or holders shall have offered the Junior Subordinated Indenture Trustee thereunder such reasonable indemnity as such Junior Subordinated Indenture Trustee may require,
(iv) the Junior Subordinated Indenture Trustee thereunder shall have failed to institute an action for 60 days thereafter and (v) no inconsistent direction shall have been given to the Junior Subordinated Indenture Trustee thereunder during such 60-day period by the holders of a majority in aggregate principal amount of Junior Subordinated Debt Securities of such series then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust).

     The holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of any series affected and then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Junior Subordinated Indenture Trustee or exercising any trust or power conferred on such Junior Subordinated Indenture Trustee with respect to such series of Junior Subordinated Debt Securities. The Junior Subordinated Indenture provides that, in case an Event of Default shall occur and be continuing, the Junior Subordinated Indenture Trustee thereunder, in exercising its rights and powers under such Junior Subordinated Indenture, will be required to use the degree of care of a prudent person in the conduct of such person's own affairs. Each Junior Subordinated Indenture further provides that the Junior Subordinated Indenture Trustee thereunder shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under such Junior Subordinated Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     The Company must furnish to the Junior Subordinated Indenture Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Junior Subordinated Indenture and the terms of the Junior Subordinated Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of such Junior Subordinated Indenture through such year or, if the Company is in default, specifying such default.

     If any Junior Subordinated Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Junior Subordinated Debt Securities have taken any action as herein described, the principal amount of such Junior Subordinated Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Junior Subordinated Debt Securities are denominated (as evidenced to the applicable Junior Subordinated Indenture by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the applicable Junior Subordinated Indenture as provided in the respective Junior Subordinated Indenture.

     If any Junior Subordinated Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Junior Subordinated Debt Securities have taken any action herein described, the principal amount of such Junior Subordinated Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     The Junior Subordinated Indenture provides that the Company and the Junior Subordinated Indenture Trustee may, without the consent of any holders of Junior Subordinated Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Junior Subordinated Indenture Events of Default, establishing the form or terms of any series of

Junior Subordinated Debt Securities or curing ambiguities or inconsistencies in the Junior Subordinated Indenture or making other provisions.

     With certain exceptions, the Junior Subordinated Indenture or the rights of the holders of the Junior Subordinated Debt Securities may be modified by the Company and the Junior Subordinated Indenture Trustee with the consent of the holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of each series affected by such modification then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust), but no such modification may be made without the consent of the holder of each outstanding Junior Subordinated Debt Security affected thereby (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust) which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Junior Subordinated Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Junior Subordinated Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), (ii) reduce the percentage in principal amount of the outstanding Junior Subordinated Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Junior Subordinated Indenture or certain defaults thereunder and their consequences provided for in such Indenture, or (iii) modify any of the provisions of certain Sections of the Junior Subordinated Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Junior Subordinated Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Debt Security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

     The Junior Subordinated Indenture shall generally cease to be of any further effect with respect to a series of Junior Subordinated Debt Securities if (i) the Company has delivered to the Junior Subordinated Indenture Trustee for cancellation all Junior Subordinated Debt Securities of such series (with certain limited exceptions) or (ii) all Junior Subordinated Debt Securities of such series not theretofore delivered to the Junior Subordinated Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Junior Subordinated Indenture Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Junior Subordinated Indenture Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the Junior Subordinated Indenture Trustee to pay at maturity or upon redemption all such Junior Subordinated Debt Securities, no default with respect to the Junior Subordinated Debt Securities has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the Junior Subordinated Indenture or any other agreement or instrument to which the Company is a party and the Company delivered an officers' certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Junior Subordinated Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Junior Subordinated Debt Securities of a particular series, all of its obligations under such Junior Subordinated Debt Securities and the Junior Subordinated Indenture with respect to such Junior

Subordinated Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Junior Subordinated Debt Securities of a particular series, its obligations with respect to such Junior Subordinated Debt Securities under certain specified covenants contained in the Junior Subordinated Indenture). If the Company exercises its legal defeasance option with respect to a series of Junior Subordinated Debt Securities, payment of such Junior Subordinated Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Junior Subordinated Debt Securities, payment of such Junior Subordinated Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Junior Subordinated Debt Securities of a series only if (i) the Company irrevocably deposits in trust with the Junior Subordinated Indenture Trustee cash or U.S. Government Obligations (as defined in the Junior Subordinated Indenture) for the payment of principal, premium, if any, and interest with respect to such Junior Subordinated Debt Securities to maturity or redemption, as the case may be, (ii) the Company delivers to the Junior Subordinated Indenture Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the Junior Subordinated Debt Securities of such series to maturity or redemption, as the case may be, (iii) 91 days pass after the deposit is made and during the 91-day period no default described in clause (v) under "-- Events of Default, Waiver and Notice Thereof; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to the Company occurs that is continuing at the end of such period, (iv) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (v) the deposit does not constitute a default under any other agreement binding on the Company, (vi) the Company delivers to the Junior Subordinated Indenture Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (vii) the Company shall have delivered to the Junior Subordinated Indenture Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (viii) the Company delivers to the Junior Subordinated Indenture Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Junior Subordinated Debt Securities of such series as contemplated by the Junior Subordinated Indenture have been complied with.

     The Junior Subordinated Indenture Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to the Junior Subordinated Debt Securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

     The Junior Subordinated Indenture Trustee for the Junior Subordinated Debt Securities will be identified in the relevant Prospectus Supplement. In certain instances, the Company or the holders of a majority of the then outstanding principal amount of the Junior Subordinated Debt Securities issued under an Junior Subordinated Indenture may remove the Junior Subordinated Indenture Trustee and appoint a successor Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee may become the owner or pledgee of any of the Junior Subordinated Debt Securities with the same rights, subject to certain conflict of interest restrictions, it would have if it were not the Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. From time to time and subject to applicable law relating to conflicts of interest, the Junior Subordinated Indenture Trustee may also serve as trustee under other indentures relating to Debt Securities or Junior Subordinated Debt Securities issued by the Company or affiliated companies and may engage in commercial transactions with the Company and affiliated companies. Initially, the Junior Subordinated Indenture Trustee is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

CERTAIN COVENANTS OF THE COMPANY APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

     If Junior Subordinated Debt Securities are issued to a CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company covenants in the Junior Subordinated Indenture that, so long as the Preferred Securities of such CCCI Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any Common Stock or Preferred Stock or make any guarantee payments with respect thereto if at such time (i) the Company shall be in default with respect to its Guarantee Payments (as defined herein) or other payment obligations under the related Guarantee,
(ii) there shall have occurred any Junior Subordinated Indenture Event of Default with respect to such Junior Subordinated Debt Securities, or (iii) in the event that Junior Subordinated Debt Securities are issued to the applicable CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided, however, that the foregoing restrictions shall not apply to (a) dividends, redemptions, purchases, acquisitions, distributions or payments made by the Company by way of issuance of shares of its capital stock, (b) any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of the Company under a shareholder rights plan or the redemption or repurchase of any such right distributed pursuant to a shareholder rights plan, (c) payments of accrued dividends by the Company upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (d) cash payments made by the Company in lieu of delivering fractional shares upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (e) payments under the Guarantees, or
(f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of Common Stock or rights under a dividend reinvestment and stock purchase plan. In addition, if Junior Subordinated Debt Securities are issued to a CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, for so long as the Preferred Securities of such CCCI Trust remain outstanding, the Company has agreed (1) to remain the sole direct or indirect owner of all the outstanding Common Securities issued by such CCCI Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the Declaration of such CCCI Trust; provided that any permitted successor of the Company under the Junior Subordinated Indenture may succeed to the Company's ownership of such Common Securities, (2) to comply fully with all its obligations and agreements under such Declaration and (3) not to take any action which would cause such CCCI Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of Junior Subordinated Debt Securities.

SUBORDINATION

     The Junior Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     The payment of the principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and pari passu with the Company's trade creditors. No payment on account of principal of, premium, if any, or interest on the Junior Subordinated Debt Securities and no acquisition of, or payment on account of any sinking fund for, the Junior Subordinated Debt Securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness. In addition, the Junior Subordinated

Indenture provides that if a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute such an event of default, then unless and until such event shall have been cured or waived or shall have ceased to exist, no payment on account of principal, premium, if any, or interest on the Junior Subordinated Debt Securities and no acquisition of, or payment on account of a sinking fund for, the Junior Subordinated Debt Securities may be made. The Company shall give prompt written notice to the Junior Subordinated Indenture Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Junior Subordinated Indenture provisions described in this paragraph, however, do not prevent the Company from making a sinking fund payment with Junior Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debt Securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Junior Subordinated Debt Securities may recover ratably less than senior creditors of the Company.

     For purposes of the description of the Junior Subordinated Debt Securities, the term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Junior Subordinated Indenture or thereafter incurred or created, (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by securities (other than the Junior Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and
(ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Junior Subordinated Debt Securities.

                         DESCRIPTION OF PREFERRED STOCK


     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof without any further vote or action by the shareholders. The Board of Directors has submitted a proposal to the shareholders to approve an amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Preferred Stock from 2,000,000 shares to 10,000,000 shares. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. No shares of Preferred Stock have ever been issued. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.


                          DESCRIPTION OF COMMON STOCK


     The Board of Directors has the authority to issue up to 150,000,000 shares of Common Stock. As of March 6, 1998, 98,343,675 shares of Common Stock were outstanding. The Board of Directors has submitted a proposal to the shareholders to approve an amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 150,000,000 shares to 600,000,000 shares. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and to ratably receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the payment of any preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any shares of Preferred Stock then outstanding.

     Shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of Common Stock currently outstanding are, and the shares of Common Stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

     In May 1977, the Company and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement (the "Repurchase Agreement") restricting the disposition of the outstanding shares of Common Stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns (collectively, the "Restricted Parties"). The Repurchase Agreement provides that in the event that a Restricted Party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such Restricted Party's spouse or children, such shares must be offered for a period of 30 days to the Company. Any shares not purchased by the Company must then be offered for a period of 30 days to the other Restricted Parties. If all of the offered shares are not purchased by the Company or the other Restricted Parties, the Restricted Party offering his shares may sell them to a Third Party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to the Company and the other Restricted Parties. In addition, a Restricted Party may not individually or in concert with others sell any shares so as to deliver voting control to a Third Party without providing in any such sale that all Restricted Parties will be offered the same price and terms for their shares. The Repurchase Agreement will continue in effect following the Offering and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

     The Company will be governed by the provisions of the Texas Business Combination Law, Part 13 of the Texas Business Corporation Act, which takes effect on September 1, 1997. In general, the law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliate shareholder, unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the corporation's voting stock. The applicability of the Texas Business Combination Law to the Company may have an anti-takeover effect.

FOREIGN OWNERSHIP

     As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of Common Stock by aliens, the Company's bylaws were amended effective December 31, 1983 to provide that (i) not more than one-fifth of the shares outstanding shall at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country, (ii) the Company shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens, (iii) no person who is an alien may be elected or serve as an officer or director of the Company, and (iv) if the stock records of the Company shall at any time reflect one-fifth ownership, no transfers of additional shares to aliens shall be made and, if it shall thereafter be found that any such additional shares are in fact held by or for the account of an alien, such shares shall not be entitled to vote, to receive dividends or to have any other rights. The holder of such shares will be required to transfer them to a United States citizen or to the Company. This restriction will be applicable to the shares of Common Stock offered hereby and to the issuance or transfer of such shares after the date of this Prospectus. The Company's stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act of 1934 has been revised to remove the limitations on alien officers and directors.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities or Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock. Warrants may be issued independently or together with any Debt Securities, Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock. The Warrants are to be issued under Warrant Agreements to be entered into between the Company and The Bank of New York, as Warrant Agent, or such other bank or trust company as is named in the Prospectus Supplement relating to the particular issue of Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Warrants.

GENERAL

     If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price; (ii) the currency, currencies or currency units for which Warrants may be purchased;
(iii) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities or Junior Subordinated Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such Debt Securities or Junior Subordinated Debt Securities may be purchased upon such exercise; (iv) the designation, number of shares and terms of the Preferred Stock purchasable upon exercise of the Preferred Stock Warrants and the price at which such shares of Preferred Stock may be purchased upon such exercise; (v) the designation, number of shares and terms of the Common Stock purchasable upon exercise of the Common Stock Warrants and the price at which such shares of Common Stock may be purchased upon such exercise; (vi) if applicable, the designation and terms of the Debt Securities, Junior Subordinated Debt Securities, Preferred Stock or Common Stock with which the Warrants are issued and the number of Warrants issued with each such Debt Security, Junior Subordinated Debt Security or share of Preferred Stock or Common Stock; (vii) if applicable, the date on and after which the Warrants and the related Debt Securities, Junior Subordinated Debt Securities, Preferred Stock or Common Stock will be separately transferable; (viii) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (ix) whether the Warrants will be issued in registered or bearer form; (x) a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the Warrants; and (xi) any other terms of the Warrants.

     Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities or Junior Subordinated Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote. If the Company maintains the ability to reduce the exercise price of any Stock Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such principal amount of Debt Securities or Junior Subordinated Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the

Warrant. Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the Prospectus Supplement relating to the Warrants. Upon receipt of such payment and the certificate representing the Warrants to be exercised, properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Warrants.

ADDITIONAL PROVISIONS

     The exercise price payable and the number of shares of Common or Preferred Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

     Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

                         DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS


     The Company may issue Stock Purchase Contracts, which are contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to Stock Purchase Contracts upon certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units each representing ownership of a Stock Purchase Contract and Debt Securities, U.S. Obligations or Preferred Securities securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Purchase Contracts.

     Except as otherwise described in the applicable Prospectus Supplement, in the case of Stock Purchase Units that include U.S. Obligations, unless a holder of Stock Purchase Units settles its obligations under the Stock Purchase Contracts early through the delivery of consideration to the Company or its agent in the manner discussed below, the principal of such U.S. Obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts.



     Except as otherwise described in the applicable Prospectus Supplement, in the case of Stock Purchase Units that include Debt Securities or Preferred Securities, in the absence of any such early settlement or the election by a holder to pay the consideration specified in the Stock Purchase Contracts, the Debt Securities or Preferred Securities will automatically be presented to the applicable CCCI Trust for redemption at 100% of face or liquidation value and the CCCI Trust will present Junior Subordinated Debt Securities in an equal principal amount to the Company for redemption at 100% of principal amount. Amounts received in respect of such redemption will automatically be transferred to the Company and applied to satisfy in full the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.



     Except as otherwise described in the applicable Prospectus Supplement, holders of Stock Purchase Units may be entitled to settle the underlying Stock Purchase Contracts prior to the stated settlement date by surrendering the certificate evidencing the Stock Purchase Units, accompanied by the payment due, in such form and calculated pursuant to such formula as may be prescribed in the Stock Purchase Contracts and described in the applicable Prospectus Supplement. Upon early settlement, the holder would receive the number of shares of Common Stock or Preferred Stock deliverable under such Stock Purchase Contracts, subject to adjustment in certain cases. Holders of Stock Purchase Units may be entitled to exchange their Stock Purchase Units together with appropriate collateral, for separate Stock Purchase Contracts and Preferred Securities, Debt Securities, Junior Subordinated Debt Securities or U.S. Obligations. In the event of either such early settlement or exchange, the Preferred Securities, Debt Securities, Junior Subordinated Debt Securities or debt obligations that were pledged as security for the obligation of the holder to perform under the Stock Purchase Contracts would be transferred to the holder free and clear of the Company's security interest therein.


     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units including differences, if any, from the term described above.

                      DESCRIPTION OF PREFERRED SECURITIES

PREFERRED SECURITIES

     Each CCCI Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each CCCI Trust authorizes the Regular Trustees of such CCCI Trust to issue on behalf of such CCCI Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a CCCI Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such CCCI Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such CCCI Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such CCCI Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such CCCI Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such CCCI Trust to the holders of Preferred Securities of such CCCI Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of such CCCI Trust, (vi) the obligation or right, if any, of such CCCI Trust to purchase or redeem Preferred Securities issued by such CCCI Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such CCCI Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such CCCI Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more CCCI Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such CCCI Trust, (viii) the terms and conditions upon which the Preferred Securities may be convertible into or exchanged for Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, or indebtedness or other securities of any kind of the Company; and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such CCCI Trust consistent with the Declaration of such CCCI Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Guarantees." Certain federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each CCCI Trust will issue one series of Common Securities. The Declaration of each CCCI Trust authorizes the Regular Trustees of such CCCI Trust to issue on behalf of such CCCI Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a CCCI Trust will be substantially identical to the terms of the Preferred Securities issued by such CCCI Trust and the Common Securities will rank pari passu and payments will be made thereon on a pro rata basis with the Preferred Securities except that, if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by a CCCI Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of such CCCI Trust. All the Common Securities of a CCCI Trust will be directly or indirectly owned by the Company.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debt Securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities; and (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities.

     If an Event of Default with respect to the Declaration of any CCCI Trust occurs and is continuing, then the holders of Preferred Securities of such CCCI Trust would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Debt Securities deposited in such CCCI Trust against the Company. In addition, the holders of a majority in liquidation amount of such Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under such Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of such Junior Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under such Junior Subordinated Debt Securities deposited in such CCCI Trust, any holder of such Preferred Securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from such holder's written request, institute a legal proceeding against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. If an Event of Default with respect to the Declaration of any CCCI Trust occurs and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such CCCI Trust may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder (a "Direct Action") on or after the respective due date specified in such Junior Subordinated Debt Securities without first (i) directing the Property Trustee to enforce the terms of such Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of such Preferred Securities under such Declaration to the extent of any payment made by the Company to such holder of such Preferred Securities in such Direct Action. The holders of Preferred Securities of a CCCI Trust will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities unless the Property Trustee first fails to do so.

     Certain federal income tax considerations applicable to an investment in Preferred Securities will be described in the Prospectus Supplement relating thereto.

     The Property Trustee and its affiliates provide customary commercial banking services to the Company and certain of its subsidiaries and participate in various financing agreements of the Company in the ordinary course of their business. Initially, the Property Trustee is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities of a CCCI Trust. Each Preferred Security Guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as indenture trustee with respect thereto (the "Guarantee Trustee"), for the benefit of holders of the Preferred Securities of the applicable CCCI Trust. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This description summarizes the material terms of the Guarantees and is qualified in its entirety by reference to the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

GENERAL

     Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by the applicable CCCI Trust, the Guarantee Payments (as defined herein), to the extent not paid by such CCCI Trust, regardless of any defense, right of set-off or counterclaim that such CCCI Trust may have or assert. The following distributions and other payments with respect to Preferred Securities issued by a CCCI Trust to the extent not made or paid by such CCCI Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions on such Preferred Securities, but only if and to the extent that in each case the Company has made a payment to the Property Trustee of interest on the Junior Subordinated Debt Securities, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any Preferred Securities called for redemption by such CCCI Trust, but only if and to the extent that in each case the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in such CCCI Trust as trust assets, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of such CCCI Trust (other than in connection with the distribution of such Junior Subordinated Debt Securities to the holders of such Preferred Securities or the redemption of all such Preferred Securities upon the maturity or redemption of such Junior Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such CCCI Trust has funds available therefor, and (b) the amount of assets of such CCCI Trust remaining available for distribution to holders of such Preferred Securities upon liquidation of such CCCI Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the applicable CCCI Trust to pay such amounts to such holders.

     The Guarantee is a full and unconditional guarantee from the time of issuance of the applicable Preferred Securities, but the Guarantee covers distributions and other payments on such Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the applicable CCCI Trust as trust assets. If the Company does not make interest or principal payments on the Junior Subordinated Debt Securities deposited in the applicable CCCI Trust as trust assets, the Property Trust will not make distributions on the Preferred Securities of such CCCI Trust and the CCCI Trust will not have funds available therefor.

     The Company's obligations under the Declaration for each CCCI Trust, the Guarantee issued with respect to Preferred Securities issued by such CCCI Trust, the Junior Subordinated Debt Securities purchased by such CCCI Trust and the Junior Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by such CCCI Trust.

CERTAIN COVENANTS OF THE COMPANY

     In each Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable CCCI Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any Common Stock or Preferred Stock or make any guarantee payment with respect thereto, if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under such Guarantee, (ii) there shall have occurred any Event of Default under the related Declaration or (iii) in the event that Junior Subordinated Debt Securities are issued to the applicable CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided, however, that the foregoing restrictions shall not apply to (a) dividends, redemptions, purchases, acquisitions, distributions or payments made by the Company by way of issuance of shares of its capital stock, (b) any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of the Company under a shareholder rights plan or the redemption or repurchase of any such right distributed pursuant to a shareholder rights plan, (c) payments of accrued dividends by the Company upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (d) cash payments made by the Company in lieu of delivering fractional shares upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (e) payments under the Guarantees, or
(f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of Common Stock or rights under a dividend reinvestment and stock purchase plan. In addition, so long as any Preferred Securities of a CCCI Trust remain outstanding, the Company has agreed (1) to remain the sole direct or indirect owner of all the outstanding Common Securities issued by such CCCI Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the Declaration of such CCCI Trust, provided that any permitted successor of the Company under the Junior Subordinated Indenture may succeed to the Company's ownership of such Common Securities, and (2) to use reasonable efforts to cause such CCCI Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of Junior Subordinated Debt Securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of the applicable Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable CCCI Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable CCCI Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving the Company that is permitted under the Junior Subordinated Indenture, the Company may not assign its obligations under any Guarantee.

TERMINATION OF THE GUARANTEES

     Each Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable CCCI Trust upon full payment of the redemption price of all Preferred Securities of such CCCI Trust, or upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities of such CCCI Trust in exchange for all the Preferred Securities issued by such CCCI Trust, or upon full payment of the amounts payable upon liquidation of such CCCI Trust. Notwithstanding the foregoing, each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable CCCI Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEES

     The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank
(i) subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of the Company and any guarantees, endorsements or other contingent obligations of the Company in respect of such indebtedness, liabilities or obligations, including the Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The Company's obligations under each Guarantee will rank pari passu with each other Guarantee. Because the Company is a holding company, the Company's obligations under each Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of Preferred Securities issued by the applicable CCCI Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related Guarantee.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be deposited with the Guarantee Trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable CCCI Trust. The Guarantee Trustee shall enforce such Guarantee on behalf of the holders of such Preferred Securities. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable CCCI Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Guarantee, including the giving of directions to the Guarantee Trustee. If the Guarantee Trustee fails to enforce a Guarantee as above provided, any holder of Preferred Securities issued by the applicable CCCI Trust may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee, without first instituting a legal proceeding against the applicable CCCI Trust, or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of such holder's right to receive payment under the Guarantee. The Company waives any right or remedy to require that any action be brought first against a CCCI Trust or any other person or entity before proceeding directly against the Company.

MISCELLANEOUS

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each Guarantee and as to any default in such performance. The Company is required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions to be complied with by it under each Guarantee.

     The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the applicable Guarantee and, after default with respect to a Guarantee, shall exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 ERISA MATTERS

     The Company and its affiliates may each be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

                              PLAN OF DISTRIBUTION

     The Company or the CCCI Trusts may sell the Offered Securities offered hereby (i) through underwriters or dealers, (ii) through agents, (iii) directly to purchasers, or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company or the CCCI Trusts from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or the CCCI Trusts or through agents designated by the Company or the CCCI Trusts from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the CCCI Trusts to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company or the CCCI Trusts will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company or the CCCI Trusts at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company or the CCCI Trusts to indemnification by the Company or the CCCI Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company or the CCCI Trusts to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company or the CCCI Trusts in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company or the CCCI Trusts for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Common Stock in connection an offering of Common Stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the Debt Securities or Junior Subordinated Debt Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Debt Securities or Junior Subordinated Debt Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS


     The validity of the Company Securities will be passed upon for the Company by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Company and the CCCI Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Company and the CCCI Trusts. The validity of the Offered Securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and owns approximately 90,000 shares of Common Stock (including presently exercisable nonqualified options to acquire approximately 51,000 shares).

                                    EXPERTS


     The consolidated financial statements incorporated in this Prospectus by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of the Company included in the Company's Current Report on form 8-K dated March 12, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1996 and 1997, are based in part on the reports of KPMG and KPMG Peat Marwick LLP, respectively, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.



     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in the Company's Current Report on Form 8-K dated March 12, 1998, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1997 (not separately presented in the Company's Current Report on Form 8-K dated March 12, 1998) are incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of that Firm as experts in accounting and auditing.



     The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated December 22, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Registration Statement and elsewhere in the registration statement are included in the Company's current report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein.



     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this Registration Statement are included in the Company's current report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..........   S-3
Risk Factors...........................  S-10
Use of Proceeds........................  S-18
Price Range of Common Stock............  S-18
Capitalization.........................  S-19
Selected Financial Information.........  S-20
Business...............................  S-22
Description of Notes...................  S-27
Certain Federal Income Tax
  Considerations.......................  S-33
Underwriting...........................  S-37
Legal Opinions.........................  S-38
                 PROSPECTUS
Available Information..................     3
Incorporation of Certain Documents by
  Reference............................     3
The Company............................     4
The CCCI Trusts........................     4
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................     5
Use of Proceeds........................     5
Holding Company Structure..............     6
General Description of Securities and
  Risk Factors.........................     6
Description of Debt Securities.........     6
Description of Junior Subordinated Debt
  Securities...........................    16
Description of Preferred Stock.........    24
Description of Common Stock............    24
Description of Warrants................    26
Description of Stock Purchase Contracts
  and Stock Purchase Units.............    27

                                         PAGE
                                         ----
Description of Preferred Securities....    28
Description of Guarantees..............    30
ERISA Matters..........................    33
Plan of Distribution...................    33
Legal Opinions.........................    34
Experts................................    35

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                              [CLEAR CHANNEL LOGO]

                                 CLEAR CHANNEL
                              COMMUNICATIONS, INC.

                                  $500,000,000
                        2 5/8% SENIOR CONVERTIBLE NOTES
                               DUE APRIL 1, 2003
                             PROSPECTUS SUPPLEMENT
                                 BT ALEX. BROWN
                           CREDIT SUISSE FIRST BOSTON
                                  FURMAN SELZ
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                              SALOMON SMITH BARNEY
                              SCHRODER & CO. INC.
                                 MARCH 25, 1998

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